SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
TOLLGRADE COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
EMPLOYMENT AGREEMENTS, SEPARATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS
DIRECTOR COMPENSATION
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
SHAREHOLDER PROPOSALS
ELECTRONIC DELIVERY OF PROXY MATERIALS

TOLLGRADE COMMUNICATIONS, INC.
493 NIXON ROAD, CHESWICK, PENNSYLVANIA 15024
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2008
To the Shareholders of Tollgrade Communications, Inc.:
          The Annual Meeting of Shareholders of TOLLGRADE COMMUNICATIONS, INC. (“Tollgrade” or “we”) will be held at the Syria Shrine Center, 1877 Shriners Way, Cheswick, PA 15024, on Tuesday, May 13, 2008 at 3:00 p.m., local time, for the purpose of considering and acting upon the following:
(1)	The election of three directors to serve for one-year terms and until their respective successors shall have been selected and qualified;

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2008; and

(3)	Such other matters as may properly be brought before the annual meeting or any postponement or adjournment of the annual meeting.
          Our Board of Directors has fixed the close of business on March 6, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any postponement or adjournment of the annual meeting. Enclosed you will find a proxy card, which should be completed and returned in order to vote all shares held by you. A copy of Tollgrade’s 2007 Annual Report on Form 10-K is also enclosed.
          We cordially invite you to attend the annual meeting of shareholders. Your vote is important to us. Whether or not you intend to attend the annual meeting of shareholders, we urge you to review the enclosed proxy materials and vote so that your shares may be voted in accordance with your wishes and in order that a quorum is assured at the annual meeting. You can vote in one of four ways:
(1)	Visit the website noted on your proxy card to vote via the Internet;

(2)	Use the telephone number on your proxy card to vote by telephone;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting to vote in person.
By Order of the Board of Directors,
Sara M. Antol
General Counsel and Corporate Secretary
April 14, 2008

TOLLGRADE COMMUNICATIONS, INC.
Cheswick, Pennsylvania 15024
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 13, 2008
          The solicitation of the proxy or proxies enclosed with this proxy statement is made on behalf of the Board of Directors of Tollgrade Communications, Inc. (“Tollgrade” or “we”), 493 Nixon Road, Cheswick, Pennsylvania 15024, for use at our annual meeting of shareholders (the “Annual Meeting”) to be held on May 13, 2008 at 3:00 p.m., at the Syria Shrine Center, 1877 Shriners Way, Cheswick, PA 15024. We will mail this proxy statement, the accompanying notice of annual meeting, the proxy cards and our Annual Report on Form 10-K to shareholders on or about April 14, 2008. At the Annual Meeting, we will ask you to consider and vote upon the following:
(1)	The election of three directors to serve for one-year terms and until their respective successors shall have been selected and qualified;

(2)	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Tollgrade’s independent registered public accounting firm for the year ending December 31, 2008; and

(3)	Such other matters as may properly be brought before the Annual Meeting or any postponement or adjournment of the Annual Meeting.
GENERAL INFORMATION
Record Date
          Our Board of Directors has fixed the close of business on March 6, 2008 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, Tollgrade had 13,219,705 outstanding shares of common stock, par value $0.20. Each holder of record of common stock on the record date will be entitled to one vote for each share of our common stock held on all matters submitted to the shareholders. Under our Amended and Restated Articles of Incorporation (the “Articles”), shareholders do not have cumulative voting rights in the election of directors.
Quorum
          To conduct business at the Annual Meeting, a quorum must be present. The presence in person or by proxy of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting shall constitute a quorum. Shareholders present in person or represented by proxy (including shareholders who abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Voting of Shares
          You may vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting in person or by proxy. To vote by proxy, you must (i) visit the website noted on the proxy card to submit your vote on the Internet, (ii) use the telephone number on the proxy card to submit your vote telephonically, (iii) sign, date and return the proxy card in the enclosed envelope to vote by mail, or (iv) attend the meeting to vote in person. Shares represented by a properly executed and dated proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy. Proxies that are properly executed and dated but which do not contain voting instructions will be voted as recommended by our Board. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the Annual Meeting. Unsigned proxies will not be voted.
Abstentions
          We will count a properly executed proxy marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the Annual Meeting. Because only votes cast on the proposals presented at the Annual Meeting will determine the outcome of any vote on the proposals, if you mark your proxy “Abstain” with respect to any proposal, your proxy will have no effect on the outcome of the proposals.
Broker Non-Votes
          If your shares are held by your broker and you do not provide your broker with voting instructions, your broker may either use its discretion to vote your shares on “routine” matters (such as the election of directors or the ratification of our independent registered public accounting firm) or leave your shares unvoted. However, for matters deemed “non-routine” by the New York Stock Exchange, your broker would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be counted in the voting results and will have no effect on the outcome of the proposals.
Voting Shares in Person That Are Held Through Brokers
          If your shares of common stock are held by your broker or another nominee and you wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding your common stock a properly executed legal proxy identifying you as a Tollgrade shareholder, authorizing you to act on behalf of the nominee at the Annual Meeting and identifying the number of shares with respect to which the authorization is granted.
Changing Your Vote
          You may revoke your proxy at any time before it is voted by notifying the Secretary of Tollgrade in writing, by executing and delivering a new proxy with a more recent date, or by attending and voting at the Annual Meeting or any postponement or adjournment thereof. If you have instructed a broker to vote your shares, you must follow your broker’s directions in order to change those instructions.

Expenses of Solicitation
          Tollgrade will bear the cost of soliciting proxies. In addition to solicitation by mail, in a limited number of instances, officers, directors and regular employees of Tollgrade may, for no additional compensation, solicit proxies in person or by telephone.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
          At our 2007 Annual Meeting, shareholders approved a proposal to amend our Articles to phase out the staggered terms of our Board of Directors and to provide for annual election of our Board of Directors as the terms of our current directors expire. The amendment to the Articles did not affect the terms of directors who had previously been elected or the terms of directors who were elected at the 2007 Annual Meeting.
          Three directors will be elected at the Annual Meeting. Each director will serve a one-year term expiring at the 2009 Annual Meeting and until a successor has been selected and qualified. The Nominating Sub-Committee of the Corporate Governance Committee of the Board has recommended to the Board for its nomination, and the Board has nominated, Messrs. Barry, Egan and Ferrara as its nominees for election to the Board at the Annual Meeting. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect Messrs. Barry, Egan and Ferrara to the Board of Directors.
          Although we expect that the nominees of the Board will be available for election, if any of them becomes unable or is unwilling to serve at the time the election occurs, the shares represented by proxies will be voted for the election of a substitute nominee, if any, as designated by the Board of Directors upon the recommendation of the Nominating Sub-Committee of the Corporate Governance Committee of the Board.
Vote Required and Board of Directors Recommendation
          Under Pennsylvania law and our Amended and Restated By-laws (the “By-laws”), if a quorum is present at the Annual Meeting, the three nominees who receive the highest number of votes cast for the election of directors by our shareholders present in person or voting by proxy will be elected as directors.
          Under a policy adopted by our Board of Directors in March 2006, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the director nominee shall promptly tender his resignation for consideration by the Corporate Governance Committee of the Board. The Corporate Governance Committee would then evaluate the best interests of Tollgrade and its shareholders and recommend to the Board of Directors the action to be taken with respect to such tender of resignation.
The Board of Directors unanimously recommends a vote “FOR” each of its nominees.

          The following table sets forth certain information regarding the nominees for election as directors and the continuing directors as of the record date. Except as otherwise indicated, each nominee and continuing director has held the principal occupation listed or another executive position with the same entity for at least the past five years.

NAME	DIRECTOR SINCE	PRINCIPAL OCCUPATION; OTHER DIRECTORSHIPS; AGE

Nominees for election as directors with a term expiring in 2009:

Daniel P. Barry	1995	Chairman of our Board of Directors since 2005; private investor; formerly, director of AMSCO International, a manufacturer of medical equipment, from January 1990 until 1996 and Vice Chairman from July 1995 until May 1996; President and Chief Executive Officer of AMSCO from October 1994 until July 1995; and Senior Vice President, Finance and Administration at AMSCO from June 1991 until February 1993; Chairman, Corporate Governance Committee and Nominating Sub-Committee; Age 60.

David S. Egan	1998	Chief Marketing Officer, Reed Smith LLP, a law firm, since January 2002; prior thereto, President, Clubcom, Inc., a provider of communication devices to private broadcast networks, from September 2000 until January 2002; prior thereto, Vice President, Blattner Brunner, an advertising firm, from June 2000 until September 2000; prior thereto, President, Egan/St. James, Inc., an advertising firm, from June 1999 until June 2000; prior thereto, President, Ketchum Advertising; Age 51.

Joseph A. Ferrara	2007	Chief Executive Officer, President and Board Member of Tollgrade since November 2007; Senior Vice President, Sales and Marketing of Tollgrade from August 2007 until November 2007; prior thereto General Manager Data Networks Division of Ericsson, Inc. from January 2006 until July 2007 following Ericsson’s acquisition of Marconi’s product divisions; Chief Executive Officer of Marconi Corporation plc’s North American operations from June 2005 until January 2006; Vice President of Business Operations of Marconi’s Data Networks Division from February until June of 2005 and July 2000 until April 2004; and Vice President of Marketing of Marconi’s Data Networks Division from April 2004 until February 2005; Age 41.

NAME	DIRECTOR SINCE	PRINCIPAL OCCUPATION; OTHER DIRECTORSHIPS; AGE

Continuing directors with a term expiring in 2010:

Richard H. Heibel, M.D.	1996	Professor of Internal Medicine, Lake Erie College of Osteopathic Medicine of Bradenton, a medical school, since July 2004; Board member of ChemDAQ Inc. since May 2006; Treasurer of ENVIE since January 2006; co-owner of R&A Associates since 2001; formerly, Board-certified cardiologist with the firm Consultants in Cardiology and an original founding investor in Tollgrade prior to the initial public offering; Chairman, Investment Committee; Age 61.

Robert W. Kampmeinert	1995	Chairman and Executive Vice President, Janney Montgomery Scott LLC, an investment firm, since July 2005; prior thereto, Chairman, President and Chief Executive Officer and Director, Parker/Hunter Incorporated, an investment firm; Age 64.

Continuing directors with a term expiring in 2009:

James J. Barnes	1997	Managing Partner of Pittsburgh office of Reed Smith LLP, a law firm, since January 2007 and partner and attorney of Reed Smith LLP since February 2002; prior thereto, shareholder and attorney at Buchanan Ingersoll, PC, a law firm; Chairman, Compensation Committee; Age 46.

Brian C. Mullins	2002	Retired; formerly, Senior Vice President, Chief Financial Officer and Treasurer at SCA North America, Packaging Division, formerly called Tuscarora Incorporated, a manufacturer of protective packaging and material-handling products, since 1976; Chairman, Audit Committee; Age 67.
THE BOARD OF DIRECTORS AND ITS COMMITTEES
          The Board, which is elected by the shareholders, is the ultimate decision-making body of Tollgrade, except with respect to those matters reserved to the shareholders. The Board acts as an advisor and counselor to senior management and oversees and monitors its performance.
          The operation and mission of the Board is embodied in Tollgrade’s Board Guidelines on Corporate Governance Issues (the “Guidelines”), a copy of which is available on our website at www.tollgrade.com under the tab “Public & Investors/Governance.” The Guidelines were adopted by the Board to serve as a framework for its oversight responsibilities to Tollgrade. Among other matters, the Guidelines:
•	affirm that the role of the Board is to represent the shareholders’ interest in the success of Tollgrade through the Board’s active oversight and monitoring of management,

•	provide that the Board consist of at least a majority of independent directors,

•	confirm that the Board maintain standing committees including an Audit Committee, Compensation Committee, Corporate Governance Committee, Investment Committee,

Nominating Sub-Committee of the Corporate Governance Committee, and that each of the committees will consist solely of independent directors,

•	provide for an annual evaluation by the Corporate Governance Committee of the performance and procedures of the Board, with the goal of increasing the effectiveness of the Board, and

•	provide that the independent members of the Board conduct executive sessions without the presence of any of our employees at least two times each year.
          On March 6, 2006, the Board amended the Guidelines to adopt a majority voting policy regarding the election of directors. As amended, the Guidelines provide for the following:
•	Any nominee for election as a director in an uncontested election who receives a greater number of votes “withheld” than votes “for” will promptly tender his or her resignation following certification of the shareholder vote.

•	The Board will act on the recommendation of the Corporate Governance Committee whether to accept or reject the resignation within 90 days of certification of the shareholder vote.

•	The Board will disclose via press release its decision on whether to accept or reject the tender of resignation.
The Board determined that this voting standard will serve to enhance director accountability to the shareholders.
          To aid in its oversight of Tollgrade’s management and employees, and to comply with rules of the Securities and Exchange Commission (“SEC”) and listing standards of The NASDAQ Stock Market LLC (“Nasdaq”), the Board has adopted the following codes of conduct.
•	Our chief executive officer, chief financial officer, controller, and any other senior executive or financial officers performing similar functions are subject to our Code of Ethics for Senior Executive and Financial Officers (the “Code of Ethics”), which requires that the individuals carry out their jobs in an honest and ethical manner, in compliance with laws, avoiding conflicts of interest, while implementing and maintaining Tollgrade’s public communication and disclosure reporting systems. The Code of Ethics constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. A copy of the Code of Ethics is available on our website at www.tollgrade.com under the tab “Public & Investors/Ethics.”

•	Our directors and employees, including those subject to the Code of Ethics, are subject to our Code of Business Conduct and Ethics (the “Code of Business Conduct”). The Code of Business Conduct covers issues generally applicable to all of our employees, such as conducting business honestly and ethically, avoiding conflicts of interest, complying with all laws, prohibiting insider trading and loans to our executive officers and directors, and protecting our confidential information. The Code of Business Conduct obligates directors and employees to report any conduct that they believe in good faith to be apparent violations of the Code. All employees, without exception, are required to read and certify their continued compliance with the Code of Business Conduct. A copy of the Code of Business Conduct, which is a “code of conduct” as required by Nasdaq listing standards, is available on our website at www.tollgrade.com under the tab “Public & Investors/Ethics.”
          In addition to the compliance reporting mechanisms set forth in the Code of Business Conduct, the Audit Committee of the Board has also implemented, in accordance with the rules of the SEC and Nasdaq listing standards, procedures for receiving, retaining and handling of complaints received by Tollgrade regarding accounting, internal accounting controls and auditing matters, including a mechanism for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Communications With Directors
          In order to provide our shareholders and other stakeholders with a direct and open means of communication to the Board, the Board has adopted the following procedures for communicating with our directors:
•	Shareholders and other interested persons may communicate with the chairpersons of the Corporate Governance Committee, Nominating Sub-Committee of the Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors as a group by e-mail to investor_relations@tollgrade.com or by mail to Investor Relations Department, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, PA 15024. The correspondence should specify the intended recipient of the communication.

•	All communications received in accordance with these procedures will be reviewed initially by Tollgrade’s Investor Relations Department. The Investor Relations Department will relay all communications of this type to the appropriate director or directors unless the Investor Relations Department determines that the communication:
•	does not relate to the business or affairs of Tollgrade or the functioning or constitution of the Board or any of its committees,

•	relates to routine or insignificant matters that do not warrant the attention of the Board,

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive, or

•	is otherwise inappropriate for delivery to directors.
•	The director or directors who receive any communication of this type will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any response will be made through Tollgrade’s Investor Relations Department and only in accordance with our policies and procedures and applicable laws and regulations relating to the disclosure of information.

•	The Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

•	The Corporate Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes to the Board.
Functioning of the Board of Directors
          Our general policy is that all major decisions are considered by the Board as a whole. As a result, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly-held company. Currently, there are four standing committees of the Board: the Compensation Committee; the Corporate Governance

Committee; the Investment Committee; and the Audit Committee. In addition, there is one standing sub-committee, the Nominating Sub-Committee of the Corporate Governance Committee. The members and chairpersons of each of these committees and sub-committees are selected by the Board upon the recommendation of the Nominating Sub-Committee.
          The Board has determined that all of our non-employee directors are “independent directors” as that term is defined by Rule 4200 of the Nasdaq listing standards.
          Our Board of Directors met twelve times during 2007. Each director attended at least seventy-five percent of the meetings of the Board of Directors and all committees of the Board of which they were members held during 2007 and each non-employee director attended all of the meetings of the Board of Directors and all committees of the Board of which they were members held during 2007. It is expected that all directors attend the annual meetings of shareholders. All of the directors who were serving on the Board of Directors at such time were present at the 2007 Annual Meeting.
Committees of the Board of Directors
          The Compensation Committee reviews and determines the salary, incentive compensation practices and benefit programs for the compensation of the chief executive officer and other named executive officers. The Compensation Committee makes all compensation decisions for senior management, which includes the executive officers who are included in the Summary Compensation Table (the “named executive officers”), and approves any recommendations regarding equity awards to members of the senior leadership team. The Compensation Committee recommends, subject to the final approval of the Board of Directors, change-in-control agreements to members of senior management. The Compensation Committee also recommends, subject to the final approval of the Board of Directors, whether there will be a discretionary bonus payout pursuant to Tollgrade’s Management Incentive Compensation Plan (“MICP”). The Compensation Committee approves all chief executive officer compensation and makes any salary adjustments after completing its annual performance review of the chief executive officer, which generally is conducted in January of each year.
          The chief executive officer recommends any salary adjustments to the Compensation Committee for those employees that report directly to him, which during 2007 included all except Mr. Tulsiani, whose employment was subsequently terminated in February of 2008, and Mr. Bair. For these two individuals, their manager determined their salary adjustment based on the pool of funds allocated to the manager by the chief executive officer during 2007. The Compensation Committee is responsible for approving salary adjustments for the chief executive officer and the other named executive officers once so identified. Certain executive officers may from time to time make recommendations regarding the form or amount of management’s compensation; however, the Compensation Committee is responsible for approving the form and amount of any compensation awards to the chief executive officer and other named executive officers.
          At the Compensation Committee’s recommendation, or if deemed advisable by management, we may from time to time engage a third-party consultant to assist in executive and director compensation decisions. Management generally deals directly with and provides specific instructions to the third-party consultant, as recommended by the Compensation Committee. In addition, management may use third-party consultants from time to time to provide executive compensation research and data.
          In January 2007, upon the recommendation of the Compensation Committee, Cowden Associates, Inc., an unaffiliated third-party consultant, met with certain members of management to discuss Tollgrade’s compensation philosophy and possible changes to our compensation practices, including among other things, amendments to the MICP to provide for benchmark targets that would trigger bonus payouts based on the level of financial and individual performance achieved.
          During 2007, management also engaged Towers Perrin, a third-party consultant, to provide market data regarding severance provisions in contemplation of a reorganization of certain management positions.
          In November 2007, management engaged the same third-party consultant to conduct an analysis of the executive compensation of all of the chief executive officer’s direct reports, members of the senior leadership team and certain other employees within the Company. The third-party consultant reviewed total compensation for individuals with the same or similar positions within a peer group selected by the third-party consultant. During January 2008, Cowden Associates, Inc. was also engaged by management to conduct research regarding equity grants to executive officers with the same or similar positions within the same peer group used during the November 2007 compensation review.
          Director compensation is recommended by the Compensation Committee and approved by the Board of Directors. The Compensation Committee has the authority to engage compensation consultants if it determines it is appropriate to do so. During 2005, the Compensation Committee engaged TBG Consulting to conduct a review of director fees and equity grants using three peer groups, one identified by the Company, one identified by the consultant, which are the same two peer groups reviewed in the 2005 Compensation Benchmarking Report described in our “Compensation Discussion and Analysis”, and a general survey of forty-two companies (both within and outside of the Company’s industry).
          Further information concerning the role of third-party consultants with respect to the setting of executive compensation and specific instructions relating to their review is set forth in our “Compensation Discussion and Analysis” below.
          The Chairman of the Compensation Committee is Mr. Barnes, and the other members of the Compensation Committee are Dr. Heibel and Mr. Barry. Each member of the Compensation Committee is an “independent director” as defined by Nasdaq listing standards, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On October 19, 2006, the Board amended its Compensation Committee Charter, a copy of which can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance”. The Compensation Committee held ten meetings in 2007.
          The Corporate Governance Committee is charged with, among other things, reviewing and supervising issues of corporate governance and director qualification and independence. The Chairman of the Corporate Governance Committee is Mr. Barry, and the other members of the Corporate Governance Committee are Dr. Heibel and Messrs. Barnes, Egan, Kampmeinert and Mullins. The Corporate Governance Committee held seven meetings in 2007.
          The Nominating Sub-Committee of the Corporate Governance Committee was created by resolution of the Board to recommend Board nominees to the Board. The Board adopted a charter for the Nominating Sub-Committee of the Corporate Governance Committee, a copy of which can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance.”
          The charter of the Nominating Sub-Committee provides that the members of the Sub-Committee are the current members of the Corporate Governance Committee who are

“independent” under the Nasdaq listing standards. The Chairman of the Nominating Sub-Committee is Mr. Barry, and the other members of the Nominating Sub-Committee are Dr. Heibel and Mr. Mullins, each of whom the Board has determined to be “independent” under the applicable Nasdaq listing standards. The Nominating Sub-Committee held two meetings in 2007.
          The primary function of the Nominating Sub-Committee under its charter is to identify and recommend to the Board individuals for its nomination for election as directors. The charter provides that, to fulfill its duties and responsibilities, the Nominating Sub-Committee must:
•	select and recommend to the Board director nominees for election at each annual meeting of shareholders, as well as director nominees to fill vacancies arising between annual meetings of shareholders,

•	if deemed necessary, select and retain an executive search firm to identify qualified candidates to serve as members of the Board, considering effectiveness, responsiveness and other relevant factors, and approve the fees and other compensation to be paid to the executive search firm,

•	determine requirements for, and means of, director orientation and training, and

•	review the charter of the Sub-Committee and assess the performance of the members of the Sub-Committee at least annually and recommend updates and changes to the Board as warranted.
          The Nominating Sub-Committee has adopted position specifications applicable to members of the Board, and individuals recommended for nomination to the Board by the Nominating Sub-Committee must meet the qualifications set forth in these position specifications, a copy of which is available on our website at www.tollgrade.com under the tab “Public & Investors/Governance.” The specifications provide that a candidate for director should:
•	have a reputation for industry, integrity, honesty, candor, fairness and discretion,

•	be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to Tollgrade’s business,

•	be knowledgeable, or be willing and able to become so quickly, in the critical aspects of Tollgrade’s business and operations, and

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a corporation.
          When recommending nominees for the Board, the Nominating Sub-Committee seeks candidates with expertise in areas including but not limited to the following: accounting and finance; telecommunications; international business; investment banking; leadership; business and management; strategic planning; investor relations; executive leadership development; and executive compensation. The Nominating Sub-Committee reviews both newly recommended individuals and incumbent directors against (i) the position specifications applicable to members of the Board, (ii) the relevant independence standards, and (iii) other intangible characteristics, such as perceived abilities of an individual that will increase the quality and knowledge of the Board and/or its committees, and recommends suitable candidates to the Board based upon these criteria.
          The Nominating Sub-Committee has a policy that director candidates recommended by its shareholders will be considered as candidates on the same basis as it considers its own recommended candidates. Any recommendations made by shareholders should be communicated to the chairperson of the Nominating Sub-Committee in the manner described above under the sub-heading entitled “Communications With Directors” and should be accompanied by the information as required under our By-laws for shareholder nominees.
          Our By-laws provide that nominations of individuals for election to the Board may be made at any meeting of shareholders by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting. In order to make a nomination, a shareholder must provide timely notice in writing to the Secretary of Tollgrade, and any nominee should meet the qualifications established by the Nominating Sub-Committee. To be timely, a shareholder’s notice must be delivered to the Secretary between the close of business on the 60th day and 120th day prior to the first anniversary of the date of the proxy statement for the annual meeting of shareholders for the preceding year; provided, however, that if the date of an annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, or in the case of a special meeting of shareholders, notice will be timely if it is delivered not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of (i) the 90th day prior to the meeting, and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Delivery of a notice to the Chairperson of the Nominating Sub-Committee within the timeframe described above shall constitute delivery of the same to the Secretary of Tollgrade under its By-laws.
          The notice given by a shareholder must contain: (a) all information regarding the shareholder’s proposed nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), along with a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (b) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; and (c) with respect to both the shareholder giving the notice and the beneficial owner, if any, on whose behalf that nomination is made, the name and address of each as they appear on Tollgrade’s books and the class and number of shares of stock which are owned beneficially and of record by each.
          The Investment Committee of the Board is responsible for overseeing the management of Tollgrade’s investments. The Chairman of the Investment Committee is Dr. Heibel and the other members of the Committee are Messrs. Egan and Mullins. The Investment Committee held one meeting in 2007. On January 26, 2006, the Board adopted a charter for the Investment Committee, a copy of which can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance.”
          The Audit Committee of the Board engages an independent registered public accounting firm to audit the financial statements of Tollgrade, review and approve the results of the audit, review the scope, adequacy and results of our internal control procedures, review the quarterly and annual financial statements and review whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence. The Audit Committee Charter was first adopted by the Board of Directors on August 27, 1996. Amendments to the Audit Committee Charter have been adopted from time to time and were last proposed by the Audit Committee and formally adopted by the Board on January 23, 2007. The Audit Committee met ten times in 2007. A copy of the Audit Committee Charter can be found on our website at www.tollgrade.com under the tab “Public & Investors/Governance.”

          The Chair of the Audit Committee is Mr. Mullins, and the other members of the Audit Committee are Messrs. Egan and Barry. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined by both Rule 10A-3 under the Exchange Act and the Nasdaq listing standards.
          The Board has also determined that each of Messrs. Barry and Mullins is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-K.
REPORT OF THE AUDIT COMMITTEE
          Management is responsible for internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for expressing opinions on the Company’s financial statements and on the Company’s internal control over financial reporting based on its integrated audits. The Committee is charged with the duty to monitor and oversee these processes.
          The Committee met with both management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), to review and discuss our 2007 year-end financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and that the Company’s internal control over financial reporting as of December 31, 2007 was effective. The Committee’s review included discussion with PwC of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
          The Committee received the written disclosures and the letter from PwC as required by Rule 3600T of the Public Company Accounting Oversight Board, and discussed with PwC matters relating to PwC’s independence. PwC informed the Committee that it was independent with respect to Tollgrade within the regulations promulgated by the SEC and the requirements of the Independence Standards Board. The Committee also considered whether the non-audit services provided by PwC could have impaired its independence and concluded that the provision of such services had not impaired PwC’s independence.
          On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Tollgrade’s audited consolidated financial statements in Tollgrade’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.
Members of the Audit Committee:
Brian C. Mullins, Chairman
Daniel P. Barry
David S. Egan
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          During the year ended December 31, 2007, the members of the Compensation Committee were Dr. Heibel and Messrs. Barnes and Barry. There were no interlocking relationships between any of our executive officers and any entity whose directors or executive officers serve on our Compensation Committee during the year ended December 31, 2007.

COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on our review and discussions with management, we recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in Tollgrade’s proxy statement relating to the annual meeting of shareholders in 2008.
Members of the Compensation Committee:
James J. Barnes, Chairman
Daniel P. Barry
Richard H. Heibel, M.D.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Overview
          Compensation for Tollgrade’s named executive officers is established, implemented and evaluated by Tollgrade’s Compensation Committee. During 2007, the compensation of two of our named executive officers, Mr. Tulsiani and Mr. Bair, was not subject to the Compensation Committee’s approval because they were not identified as named executive officers at the beginning of 2007 and were not named executive officers the previous year. The compensation of such officers was established by the manager of such named executive officer based on the pool of funds allocated to the manager by the chief executive officer, in accordance with the Company’s policies described under the heading “Committees of the Board of Directors.”
          Our compensation packages for our named executive officers consist of a base salary, possible bonus payout tied to the Company’s and individual’s performance pursuant to the MICP, equity compensation and other benefits, which are generally designed to motivate, attract and retain our named executive officers. Although each compensation component may have slightly different goals, our compensation for named executive officers is generally designed to:
•	align our named executive officers’ interests with those of our shareholders by awarding equity compensation that rewards increases in the value of Tollgrade’s common stock,

•	provide compensation that is competitive with other technology companies, and

•	attract, retain and motivate named executive officers of outstanding ability and encourage excellence in the performance of individual responsibilities.
          In November 2007, Mr. Ferrara, our current chief executive officer was appointed. Since his appointment, at the recommendation of the Compensation Committee, Mr. Ferrara has undertaken an extensive review of the Company’s compensation practices. Specifically, he reviewed the compensation components and organizational structure and has recommended certain changes in compensation for executive officers, including the named executive officers. Although the Company’s core compensation goals listed above have not changed since his appointment, the Compensation Committee has made certain modifications to the manner for attaining these goals from some of the compensation practices historically followed including compensation practices undertaken prior to Mr. Ferrara’s appointment in 2007. Some of the key changes implemented by the Compensation Committee and the Board since November 2007 include:
•	the form and amount of equity compensation, most notably returning to the Company’s historical practice of granting non-qualified stock options,

•	further amendment to the MICP to ensure affordability of the payout, while still motivating employees with the possibility of a payout should the Company’s performance objectives be achieved, including regular updates of the Company’s status in attaining these performance objectives,

•	adoption of a severance policy for all employees, and

•	changes in practices in connection with change-in-control agreements.
          Our “Compensation Discussion and Analysis” will consider each compensation component, how executive compensation for our named executive officers was set during 2007 and 2008, and to the extent our current practices differ from the practices undertaken in the first part of 2007, these changes are described below.
Named Executive Officer Compensation Components
     The principal components of our compensation for named executive officers are:
•	base salary,

•	possibility of bonus payments pursuant to MICP,

•	long-term equity compensation pursuant to the 2006 Amended and Restated Long-Term Incentive Compensation Plan (“2006 LTIP”),

•	possible payments and benefits in the event of termination related to a change-in-control, and

•	an additional long-term disability policy and related gross-up payment and other benefits generally available to all employees.
In addition, our former chief executive officer was party to an employment agreement that made him eligible to receive an additional Company-paid long-term disability policy and related gross-up payment. Our current chief executive officer is also eligible for severance in the event of termination without cause pursuant to the terms of a severance agreement.
Setting Executive Compensation
          Each year tally sheets are prepared for each of the officers who then serve as our named executive officers and are reviewed by the Compensation Committee and certain executive officers, typically at the Compensation Committee’s first meeting of the calendar year. Tally sheets list each element of a named executive officer’s compensation, including possible payouts in connection with a termination of employment or change-in-control. The tally sheets allow the Compensation Committee to consider the entire compensation package of the individual prior to making further compensation decisions. After reviewing the tally sheets in January 2007, the Compensation Committee determined that the named executive officers’ overall compensation was reasonable and did not require adjustment at that time.
          In addition, at the Compensation Committee’s recommendation, we may from time to time engage a third-party consultant to assist in executive compensation decisions. Since 2005, the Company has generally used the same individual consultant at Cowden Associates, Inc., an unaffiliated third-party, or the consultant’s former employer, TBG Consulting, while the consultant was an employee, for advice regarding our named executive officers. All references to a third-party consultant in this proxy statement refer to services provided by the same individual unless otherwise indicated.
2005 Compensation Benchmarking Report
          Those individuals who were our named executive officers in 2005 were part of a 2005 compensation analysis undertaken by the third-party consultant in October 2005 (the “2005 Compensation Benchmarking Report”). The third-party consultant was instructed to conduct a comprehensive compensation analysis of the four named executive officers at that time (the fifth had recently left the Company) based on then-current market practices of an identified peer group as well as market trends. Management selected a peer group1 for the third-party consultant to consider, which consisted of telecommunications and cable equipment companies that management looked to from time to time as a benchmark for Tollgrade’s financial and operating performance. In addition, the third-party consultant suggested a second peer group2 to consider based on Hoover’s industry competitors, trailing twelve-month net income for 2004 and net sales in 2004. Total compensation consisted of salary, bonus, other compensation and equity awards.
          As a result of its review of the peer groups, the third-party consultant (i) identified gaps in the overall compensation packages between our 2005 named executive officers and the compensation of individuals with the same or comparable positions in the peer group, (ii) proposed solutions, and (iii) suggested award levels, and assisted with implementation, execution and communication of the results of the review to the Compensation Committee. The 2005 Compensation Benchmarking Report indicated that, with one exception, the base salaries for the 2005 named executive officers were in line with the median salary of individuals with the same or comparable positions within the peer groups. The Committee evaluated these median salaries, and determined that, in response to feedback from management, it would be difficult to recruit and retain individuals with the necessary qualifications unless base salaries were competitive with the median salary within our peer group. As a result, for the one named executive officer whose base salary was not comparable to the peer group, the Compensation Committee approved an increase to base salary in 2006 to bring the named executive officer’s salary up to the median of the peer group. Looking at each of the 2005 named executive officers’ overall compensation packages, however, the 2005 Compensation Benchmarking Report indicated that bonus and equity-based components of compensation were low for all individuals compared to the peer group, and suggested certain increases in the total compensation for these persons. The third-party consultant suggested developing a long-term incentive program that would provide awards in common stock and/or cash in order to bring total compensation opportunities up to market levels for the same or comparable positions within the peer groups analyzed. In response to this, the Compensation Committee granted equity to the 2005 named executive officers consistent with the amounts recommended in the 2005 Compensation Benchmarking Report.

[1]	The peer group consisted of the following companies: Agilent Technologies, Inc.; Aware, Inc.; Broadcom Corp.; C-Cor Inc.; Emerson Electric Co.; Micromuse, Inc.; Nortel Networks Corp.; Porta Systems Corp.; Scientific-Atlanta, Inc.; Teradyne, Inc.; and Texas Instruments Inc.

[2]	The peer group consisted of the following companies: ADC Telecommunications, Inc.; Catapult Communications Corp.; C-Cor Inc.; Ditech Communications Corp.; EMRISE Corp.; Harmonic Inc.; Inter-Tel, Inc.; Ixia; Micromuse, Inc.; NMS Communications Corp.; Porta Systems Corp.; Universal Security Instruments, Inc.; and Vodavi Technology, Inc.

2007 Compensation Benchmarking Report
          All of our named executive officers (except our former chief executive officer) were part of a comprehensive compensation analysis undertaken by our third-party consultant in November 2007 (the “2007 Compensation Benchmarking Report”). The third-party consultant was instructed by management, at the recommendation of the Compensation Committee to conduct a comprehensive compensation analysis of total compensation for these individuals and looked at companies selected by the consultant within our peer group3. These companies were selected by the consultant because they share a similar standard industry code with the Company and were considered to be within a similar revenue range as the Company ($50 to $150 million). The third-party consultant suggested a different peer group than the peer groups used during the 2005 Compensation Benchmarking Report because there were changes to the companies in those groups and readily available data allowed the consultant to select companies that were currently similar to the Company. The consultant also selected a regional peer group based on the same criteria and determined that the national and regional peer group data was comparable. The review was recommended by the Compensation Committee to update the 2005 Compensation Benchmarking Report in light of significant changes in senior management positions and job responsibilities and employee’s perception that salaries were not competitive in the job market. At the Compensation Committee’s request, the consultant also reviewed equity grants for individuals with the same or similar positions within the same peer group, in an attempt to provide updated information to the Compensation Committee on the gaps in compensation in these areas, which had been identified in the 2005 Compensation Benchmarking Report. This report confirmed those compensation gaps identified continued to exist for named executive officers, and reconfirmed that consistent annual grants of equity awards to named executive officers would be necessary in order to bring total compensation opportunities in line with the median range of our peer group.
          We also received advice from this consultant regarding our equity compensation, MICP and other possible cost effective benefits earlier in 2007. The specific instructions given to the third-party consultant and the impact of the third-party consultant’s advice on our executive compensation decisions for named executive officers are discussed below in the context of the relevant compensation component.
Tax Implications
          Section 162(m) of Code disallows any federal income tax deductions for a company for compensation paid to its named executive officers in excess of $1 million each in any taxable year, with certain exceptions. One exception is for compensation paid pursuant to shareholder-approved compensation plans that are performance-based. The 2006 LTIP is structured to permit grants of stock options and certain other awards to be eligible for this performance-based exception. By doing so, compensation upon exercise of the options or receipt and/or vesting of the awards is deductible under the Code. Payments under the MICP are not eligible for the performance-based exception, since the MICP has not been approved by our shareholders. The Compensation Committee intends to continue to take whatever actions are necessary to minimize

[3]	The report included the following companies: Boston Communications Group, Inc.; Emerson Electric Co.; Internap Network Services, Corp.; Nanometrics, Inc.; Neoware Systems, Inc.; Nortel Networks Corp.; OpenTV Corp.; Pericom Semiconductor Corp.; Pinnacle Data Systems, Inc.; Proxim Corp.; Terremark Worldwide Inc.; Ulticom, Inc.; and Viisage Technology, Inc. These are companies in the communications industry in similar or comparable areas of business. This is the same peer group that was used in 2006 in connection with the review of the 2006 LTIP.

Tollgrade’s non-deductible compensation expense, while at the same time maintaining flexibility in determining our executive compensation. Currently, none of the named executive officers overall compensation approaches levels that would affect our non-deductible compensation expense.
          The Company generally considers and seeks to minimize the impact of Section 409A of the Code and the regulations promulgated under Section 409A, which would require that the Company delay payments to recipients in certain circumstances. In order to exclude our plans from the effects of Section 409A of the Code, our 1995 Long-Term Incentive Compensation Plan, the 1998 Long-Term Incentive Compensation Plan, the MICP and the 2006 LTIP were each amended in December 2007. In addition, the severance policy was drafted to exclude it from the effects of Section 409A of the Code.
Base Salary
          We provide our named executive officers with a base salary to compensate these individuals for services rendered during the fiscal year. The chief executive officer annually reviews the performance of other named executive officers. At the conclusion of the annual review process, which is generally in January or February of each year, the chief executive officer recommends any salary adjustments to the Compensation Committee. Given the change in the Company’s chief executive officer during the last quarter of 2007 and the reorganization of certain management positions during the first quarter of 2008, the chief executive officer did not conduct his annual review process within the typical timeframe and expects to do so during April 2008, with any salary adjustments to be retroactive to January 1, 2008.
          The Compensation Committee ultimately approves any salary adjustments recommended by the chief executive officer for named executive officers (once they have been identified as named executive officers of the Company). Two of our named executive officers have not previously been named executive officers, and therefore, salary adjustments for these individuals were not subject to Compensation Committee approval during 2007. Salary adjustments are typically based on affordability to the Company pursuant to its approved operating plan, individual performance reviews and taking into account such factors as competitive industry salaries and the individual’s contributions and experience. The Compensation Committee aims to provide a competitive base salary compared to other similarly-size technology companies in order to attract and retain personnel.
Named Executive Officers (Other Than Chief Executive Officer)
          The base salaries of our named executive officers that were employed in January of 2007 were increased by 3.3% at that time. Base salaries were considered to be in line with median salaries of individuals with the same or comparable positions within the peer group analyzed during the 2005 Compensation Benchmarking Report. The Compensation Committee believed that a cost of living adjustment of 3.3% was an appropriate method for increasing salaries to keep those individuals’ base salaries at the same level, while taking into account economic factors. Based on generally available market data, salary adjustments during 2007 were consistent with cost of living adjustments in the geographic area that each named executive officer was located (Pittsburgh, Pennsylvania or Bridgewater, New Jersey).
          Base salaries for our named executive officers (other than our former chief executive officer) were reviewed as part of the 2007 Compensation Benchmarking Report during the last quarter of 2007. Salaries for all except one of the named executive officers were considered to be in the median for persons performing the same or similar functions within the peer group. The chief executive officer intends to recommend to the Compensation Committee any appropriate salary adjustments retroactive to January 1, 2008 in connection his annual review of the other named executive officers, which is expected to take place during April of 2008.
Chief Executive Officer
          The Compensation Committee recommends, subject to the final approval of the Board of Directors, any salary adjustments for the chief executive officer after the Compensation Committee completes its annual performance review of the chief executive officer. Mr. Peterson, our former chief executive officer, was entitled to an annual increase in salary based upon the terms of his employment agreement. Mr. Peterson was entitled to receive at least the same percentage salary increase (if any) approved for the senior leadership team. Therefore, he received a 3.3% base salary increase in January 2007.
          The base salary for our current chief executive officer, Mr. Ferrara, was determined at the time of his appointment in November 2007. At the Compensation Committee’s recommendation, and the Board of Director’s approval, Mr. Ferrara’s salary was set at an amount considered to be consistent with the base salary of the former chief executive officer until the terms of an employment agreement are finalized. Mr. Ferrara declined to be considered for a salary adjustment in January 2008 when salary adjustments are generally made in connection with annual performance reviews.
Bonus Payments Pursuant to MICP
          The Compensation Committee also administers the MICP. All employees, including our named executive officers, are eligible to participate and receive bonus payments if certain performance targets are attained by the Company and individual pursuant to the terms of the MICP. The stated objectives of the MICP are to:
•	increase our profitability and growth in a manner that is consistent with the goals of the Company, its shareholders and its employees;

•	provide executive compensation that is competitive with other technology companies and provide the potential for payment of meaningful cash awards;

•	attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities;

•	motivate and reward those members of management who contribute to our success; and

•	allow the Compensation Committee flexibility to administer the MICP to reflect the changing organizational goals and objectives.
          Awards made under the MICP are based upon the achievement of individual and Company-wide performance targets, which are recommended by management and approved by the Board of Directors at the beginning of each fiscal year, taking into account the cost to the Company of the potential aggregate bonus payment. The performance target for the MICP is a target net operating income level for the Company for the award year with any payout occurring during the following year. This performance target was recommended by the Compensation Committee after considering a variety of possible targets as a good and easily measurable indicator of share performance based on management’s own internal operating plans. The targeted net operating income level set each year by the Board of Directors is considered to be a challenging but achievable target. The Company may also make discretionary payments.

          We did not meet our targeted net operating income level for the 2006 or 2007 award years. Although discretionary payments may be made by the Compensation Committee if approved by the Board of Directors, no discretionary payout was approved for the 2006 or 2007 award years. In the last five completed award years, we did not meet our targeted net operating income level; however, in two of these five award years, the Board of Directors approved, at the recommendation of the Compensation Committee, a discretionary bonus payout. These payouts were made in recognition of the significant efforts by employees in some cases, on year over year improvements, notwithstanding the failure to meet the original targets.
          The MICP was amended by the Board of Directors, at the recommendation of the Compensation Committee, in February 2007 after considering the recommendations of Cowden Associates, Inc. with respect to this plan. Cowden Associates, Inc. had suggested a revision or an alternative to the MICP, which would involve setting a minimum threshold that must be triggered before a payout is possible and then setting various target levels that correspond to different levels of payout of the total possible payout. These suggestions were aimed at assuring that the total aggregate MICP payout would not exceed five percent of net operating income of the Company under its operating plan for the award year, while still rewarding participants for performance. At that time the Compensation Committee had targeted that the overall MICP payment should not exceed this level, which was considered reasonable based upon a review by management of the cost of bonus plans to other peer group companies.
          The February 16, 2007 amendments replaced the targeted net operating income with four benchmarking ranges of targeted net operating income, which were derived from management’s own operating plan targets. The Compensation Committee believed that these objectively determined achievement levels should reduce the need for the Compensation Committee to approve discretionary payouts. The February 16, 2007 amendments also established an award pool for each net operating income target, from which the employees’ payments would be made if the net operating income target was met and this award pool would be prorated among the thresholds. It was intended that the financial targets and the award pool would continue to be set annually taking into account current conditions and affordability to the Company. These changes were considered to be necessary in order to meet the goals of the MICP described above, while at the same time taking into account current conditions and affordability to the Company.
          The MICP was further amended by the Board of Directors, at the recommendation of the Compensation Committee, on January 28, 2008. The amendment revised some of the February 2007 amendments in a renewed effort to achieve a reasonable impact to the Company’s financial performance while retaining the possibility of a bonus payout for all participants if performance targets were achieved. Specifically, the amendment removed the annual award pool and increased the maximum payout percentage. The January 28, 2008 amendment also changed participants’ breakdown of individual and Company performance criteria, depending on the percentage of base salary at which each participant was entitled to receive payment under the MICP (participants eligible to receive 10% or below or participants eligible to receive more than 10%) and reduced the participant’s total possible payout for the 2008 award year. Specifically, any awards to participants who are eligible to receive 10% or below of their base salary will be based 50% on specific individual performance goals as established between the individual and the individual’s immediate supervisor and 50% on the Company’s attainment of its targeted net operating income. For the 2008 award year, participants at this level will be eligible for a maximum of 50% of their percentage level. For example, a participant who is eligible to receive 10% of the participant’s base salary will be eligible to receive 5% of their base salary during the 2008 award year of which 50% is tied to the Company’s performance and 50% is tied to the individual’s performance.

          Conversely, any awards to participants who are eligible to receive more than 10% of their base salary will be based 35% on specific individual performance goals as established between the individual and the individual’s immediate supervisor and 65% on the Company’s attainment of its targeted net operating income. For award year 2008, participants at this level will be eligible for a maximum of 30% of their percentage level. For example, a participant who is eligible to receive 20% of the participant’s base salary will be eligible to receive 6% of their base salary during the 2008 award year of which 65% is tied to the Company’s performance and 35% is tied to the individual’s performance. All of our named executive officers that are eligible to participate during the 2008 award year fall within this second category. Participants within this group are expected to have a greater impact on the Company’s performance and therefore this group’s possible bonus payout is more closely tied to the Company’s, rather than the individual’s performance.
          The MICP plan requires that a participant be employed on July 1 of the award year in order to receive a pro-rata bonus payout unless this requirement is otherwise waived in writing by the Compensation Committee. During 2007, the Compensation Committee waived this requirement in connection with the recruitment of Mr. Ferrara, who commenced employment on August 1, 2007, which entitled Mr. Ferrara to participate in the MICP on a pro-rata basis as of the date of his employment.
Equity Compensation Pursuant to LTIP
          A key component of our named executive officer’s compensation is paid in the form of equity incentives. Equity compensation ties the interests of the named executive officer to the long-term performance of the Company. The traditional form of equity compensation granted has been non-qualified stock options; however, in February 2007, named executive officers received restricted shares for the first time. In January 2008, the Company granted non-qualified stock options to its named executive officers then-serving (other than the current chief executive officer who received a grant of non-qualified stock options in December 2007).
          Equity grants are pursuant to the terms of our 2006 LTIP, which was approved by our Board of Directors and our shareholders in 2006. The stated objectives of the 2006 LTIP are to:
•	optimize the profitability and growth of Tollgrade through incentives that are consistent with Tollgrade’s goals and that link the personal interests of participants to those of our shareholders,

•	provide participants with an incentive for excellence in individual performance,

•	promote teamwork among participants, and

•	provide flexibility to Tollgrade in its ability to motive, attract and retain the services of participants who make significant contributions to Tollgrade’s success and to allow participants to share in our success.
          As of February 2007, equity grants by the Compensation Committee to named executive officers are based on a number of factors at the time of the award, which include the following:
•	advice of outside consultants, if appropriate, based on market and other factors,

•	management input (except as to the recipient’s own grants),

•	individual recipient’s overall compensation,
•	individual job performance data,

•	corporate performance data, including LTIP data, and

•	accounting and tax implications, including the expense of the grant.

Awards are intended to be granted, if at all, at the Compensation Committee’s regularly scheduled January meeting. Any grants to new hires or in connection with promotions are intended to be made at the next regularly scheduled Compensation Committee meeting. The grant date will be the same date as the Compensation Committee’s approval date and the grant price will be equal to the fair market value of the Company’s common stock on the date of grant, as defined in the 2006 LTIP.
Restricted Shares
          During January and February 2007, the Compensation Committee undertook a review of its equity compensation practices, including the form and timing of all equity awards to all employees and non-employee directors. During the course of its review, the Compensation Committee considered the 2005 Compensation Benchmarking Report in which our third-party consultant recommended that the Company grant restricted shares with a performance-based component to more closely align the interests of the recipient with the Company’s performance and a time-based component to aid in retention of named executive officers.
          On February 15, 2007, the Compensation Committee approved an equity compensation program that included the named executive officers and would allow the Compensation Committee to award, from time to time, as appropriate, restricted shares with time and performance-based components. The shift from non-qualified stock options was designed to:
•	more closely align the value obtained from equity awards with the performance of the Company,

•	to address that many previous stock option grants were “under water” (i.e. the exercise price of exercisable options is above the fair market value of the common stock), which defeated retention goals, and

•	a perception that restricted shares would be less dilutive to shareholders than stock options because less total shares would need to be granted to provide a similar financial benefit to award recipients due to the inherent value of restricted shares regardless of stock performance.
In connection with approving this equity program, the Compensation Committee granted an award of restricted shares to the named executive officers on February 15, 2007. The restricted shares vest as follows:
•	Time-based component: 1/3rd vest on February 15, 2010.

•	Performance-based component: 2/3rd vest on December 31, 2008 so long as Tollgrade meets or exceeds the defined cumulative performance measure. Half of this performance-based component was eligible to vest on February 15, 2008 if the Company met or exceeded an accelerated performance measure.
The cumulative and accelerated performance measures are set by the Compensation Committee at the time of the award and are tied to the Company’s earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles excluding non-recurring items. In selecting the performance measure, the Compensation Committee specifically selected a different performance target than the MICP, which is based on net operating income, and determined adjusted EBITDA was an appropriate performance measure after considering a variety of performance measures. Further, the Compensation Committee set the specific performance threshold at an amount considered to be aggressive and rigorous in order to motivate recipients.
          The number of restricted shares granted to each named executive officer took into account the suggested annual equity compensation value for the named executive officer in the

2005 Compensation Benchmarking Report (to the extent the named executive officer was part of that report).
          Our current chief executive officer, who served as an executive officer prior to his appointment as chief executive officer, also received restricted shares in connection with his recruitment in August. This award was recommended by our former chief executive officer and approved by our Compensation Committee.
Non-Qualified Stock Options
          Based on the 2007 Compensation Benchmarking Report, in January 2008 the chief executive officer requested that the Compensation Committee consider a grant of non-qualified stock options to the named executive officers (other than the chief executive officer) in order to provide meaningful compensation to our named executive officers that would be tied to the long-term performance of the Company results. Although our third-party consultant had previously advised that restricted shares are more frequently utilized in today’s corporate environment, our Compensation Committee decided to return to our historical practice of non-qualified stock option grants. This decision was based in large part upon the recommendation of the new chief executive officer and his belief that stock option grants would serve as a greater incentive to employees by more closely aligning their interests with the shareholders in improving the value of the Company’s common stock.
          Management asked that our third-party consultant provide data regarding award amounts in our previously identified peer group. The third-party consultant considered awards to individuals with the same or similar positions within our peer group4, the frequency of the awards and the relative cost of the award to the Company. Management recommended, and the Compensation Committee approved, awards to our named executive officers then-serving (excluding our current chief executive officer) on January 28, 2008 consistent with the range recommended by our third-party consultant. Although the value of stock options (option price relative to number of stock options granted) awarded to named executive officers was slightly higher than the value of stock options granted to individuals performing the same or similar functions within the median range of this peer group, the total value was considered to be necessary to bring total compensation in-line with the median of compensation for individuals with the same or similar positions within the peer groups and appropriate given the simultaneous reduction of the possible MICP payout for the 2008 award year for named executive officers. This gap in compensation was initially identified in the 2005 Compensation Benchmarking Report. Historically, options granted to our named executive officers vested over a two-year period with one-third vesting on the date of grant. In order to assist with retention and to make stock option grants comparable to more companies in our peer group, the stock options granted vest over a three-year period, with one-third vesting on each anniversary of the date of grant.
          Our current chief executive officer received a grant of 150,000 stock options in December 2007 following his appointment as chief executive officer. When granting this award and determining the amount, the Compensation Committee reviewed the historical grants and stock ownership of past executive officers and selected an amount they viewed as appropriate in order to align the chief executive officer’s interests with the long-term interests of the shareholders. The stock options vest in the same manner described above, vesting over a three-year period, with one-third vesting on each anniversary of the date of grant.

[4]	The report included the same companies identified in footnote 1 that were used in the 2007 Compensation Benchmarking Report.

Stock Ownership Limitations and Restrictions
          Although the Company does not have security ownership requirements or guidelines that specify any applicable amounts and forms of ownership, we have policies regarding hedging the economic risk of common stock ownership. Specifically, those employees and directors that are subject to our Insider Trading Policy may not engage in any short-term or speculative transactions involving our common stock. In addition, our directors and Section 16 officers may not:
•	purchase and sell, or sell and purchase, our common stock within any six month period,

•	make any short sales of our common stock,

•	purchase or sell any puts or calls with respect to our common stock on any exchange or other organized market, or

•	enter into hedging or monetized transactions with respect to our common stock, such as zero-cost collars or forward sale contracts, unless the proposed transaction has been pre-cleared by our General Counsel.
Post Employment Compensation
Change-in-Control Agreements
          The Company has entered into change-in-control agreements with all of its named executive officers (other than the former chief executive officer who was party to an employment agreement). These agreements are only entered into or extended at management’s recommendation and with the Compensation Committee’s approval. The agreements are to help retain key employees in the event of a change-in-control. Information regarding possible payouts and other terms of these agreements are described in detail under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements”.
          During 2007, the Compensation Committee undertook a review of these agreements, including a list of those individuals that were party to such agreements and the possible payouts and expiration dates of the existing agreements. As a result of this review, the Compensation Committee determined it was appropriate to continue to review agreements as they expire to determine the appropriateness of any renewals and to shorten the term of any renewals or new agreements to two rather than four years in order to allow the Compensation Committee and management more frequent opportunities to review the necessity and appropriateness of the terms of any change-in-control agreement. During January 2008, the Compensation Committee extended the term of the change-in-control agreement for one named executive officer that was set to expire at the end of January.
Severance Agreement, Separation Agreements and Severance Policy
          Tollgrade has entered into a severance agreement with its current chief executive officer, which was approved by the Compensation Committee in connection with the recruitment of Mr. Ferrara as an executive officer of the Company in August 2007. The severance agreement provides for severance payments upon termination of Mr. Ferrara’s employment without cause. The terms of the severance agreement are described in detail under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements”.
          During 2007, at management’s recommendation and with the approval of the Compensation Committee, management engaged Towers Perrin, a third-party consultant, to provide guidance on current market practices with respect to executive severance. The third-party consultant provided a general summary of its 2006 study and published surveys of other organizations with general guidance of how companies handle severance, including calculation of amount, outplacement fees, continuation of health benefits, treatment of vesting provisions for stock options and restricted shares, treatment of executive officers versus other employees, and release of liability and other covenants required by employees in connection with payment. Management and the Compensation Committee considered this third-party consultant report when entering into separation and mutual release agreements with two of its named executive officers (the third named executive officer’s severance was dictated by the terms of his employment agreement) and when approving a formal severance policy for the Company. The report confirmed that an executive officer receiving two weeks base salary is consistent with market data reviewed by the third-party consultant.
          On January 28, 2008, the Board of Directors of the Company approved, at management and the Compensation Committee’s recommendation, a severance policy in which all regular full-time active salaried exempt and salaried non-exempt employees of the Company are eligible for severance payments in the event of a qualifying loss of employment. A formal severance policy was adopted in an attempt to formalize the Company’s practices over a period of time, and provide for certain modification to those practices. The terms of the severance policy are the same for all eligible employees except that the Executive Group, as defined in the policy (including the named executive officers), are eligible to receive two weeks’ regular base pay for each full year of service (with a minimum of four and maximum of fifty-two weeks) while other employees are eligible for one week’s regular base pay per year of service. Any payment pursuant to the severance policy would be reduced by any other severance benefits the recipient would receive under any other agreement with the Company. Eligibility to receive severance is also contingent on the recipient executing a general release of liability with the Company and may be further conditioned on execution of a non-compete or confidentiality agreement with the individual.
          The Company entered into a separation and mutual release agreement with Mr. Peterson, our former chief executive officer, with the Board of Director’s approval. The terms of the separation and mutual release agreement are consistent with the terms of his employment agreement that was entered into in 2005 and extended in January 2007. The Company also entered into separation and mutual release agreements with two named executive officers that are no longer employed by the Company, the terms of which are consistent with the formal severance policy approved on January 28, 2008, and include non-compete and confidentiality provisions. The terms of each of these agreements are described in detail under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements”. The terms of Ms. Franklin’s agreement were approved in advance of the formal severance policy and were reviewed and approved by the Compensation Committee.
Perquisites and Other Benefits
          The only perquisite that the Company provides to its named executive officers (other than our former chief executive officer) is an additional long-term disability policy and related tax-gross up payment. The Compensation Committee approved this at its January 2007 meeting after considering several low-cost forms of compensation suggested by our third-party consultant that would provide named executive officers with a benefit without incurring significant costs. The Compensation Committee believes that this benefit is desirable in order to assist in attracting and retaining high-quality named executive officers.

          Our former chief executive officer was also entitled to receive an additional long-term disability policy and related tax gross-up payment pursuant to the terms of his employment agreement.
          During 2007, the named executive officers did not receive any other perquisites or other benefits that are not generally available to all employees. Tollgrade does not maintain a deferred compensation or pension plan for its named executive officers other than the 401(k) plan offered to all employees and does not provide any contributions to the 401(k) on behalf of any named executive officers.

Summary Compensation Table
          The table below sets forth certain information regarding compensation received by each person who served as our chief executive officer during 2007, the chief financial officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007 (the “named executive officers”).

				Stock		All Other
		Salary	Bonus	Awards	Option Awards	Compensation	Total
Name/Principal Position (1)	Year	($)	($)(2)	($)(3)	($)(4)	($)	($)
Joseph A. Ferrara,	2007	$116,154	—	$13,607	$8,835	$712	$139,308
Chief Executive Officer and President (5)		(6)				(7)
Mark B. Peterson,	2007	$302,724	—	$46,552	$76,754	$765,377	$1,191,407
						(7)(9)
Former Chief Executive Officer and President (8)	2006	$327,755	$14,175	—	$118,721	$9,270	$469,921
						(7)(9)
Samuel C. Knoch,	2007	$212,781	—	$36,210	$19,306	$2,589	$270,886
						(7)
Chief Financial Officer and Treasurer	2006	$205,995	$6,902	—	$24,904	—	$237,801
Carol M. Franklin,	2007	$199,576	—	$25,865	$19,306	$64,495	$309,242
						(7)(11)
Executive VP Research & Development (10)	2006	$200,418	$14,716	—	$24,904	—	$240,038
		(12)	(13)
Vijay Tulsiani,	2007	$183,862	—	$20,687	$16,173	$742	$221,464
		(14)				(7)
Executive Director of LoopCare Systems Engineering and Product Management	2006	$173,906	$2,534	—	$20,148	—	$196,588
Richard A. Bair,	2007	$182,640	—	$20,687	$14,301	$849	$218,477
						(7)
Executive Director of Telecommunications Engineering	2006	$176,815	$3,435	—	$18,097	—	$198,347

(1)	The material terms of Mr. Peterson’s employment agreement and separation and mutual release agreement, Mr. Ferrara’s severance agreement and Ms. Franklin’s separation and mutual release agreement are discussed under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements”.

(2)	No bonus payments were payable pursuant to the MICP for our performance in 2006 or 2007. A discretionary bonus payment pursuant to the MICP was paid during 2006 for the 2005 award year.

(3)	Each named executive officer received a grant of restricted shares during 2007, the details of which are described in the “Grant of Plan-Based Awards” table. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R).

(4)	Mr. Ferrara was the only named executive officer to receive a grant of options during 2007, the details of which are described in the “Grant of Plan-Based Awards” table. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R). Assumptions used in the calculation of this amount are included in Note 2 to Tollgrade’s audited financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on March 17, 2008. In connection with their terminations, Mr. Peterson forfeited 9,167 restricted shares on November 16,

2007; Ms. Franklin forfeited 5,042 restricted shares on December 31, 2007; and Mr. Tulsiani forfeited 3,991 restricted shares on February 6, 2008.

(5)	Joseph A. Ferrara was appointed President and Chief Executive Officer of Tollgrade on November 16, 2007. Mr. Ferrara joined Tollgrade as Senior Vice President of Marketing and Sales on August 1, 2007.

(6)	Mr. Ferrara’s base salary as Chief Executive Officer and President is $350,000.

(7)	During 2007, payments for additional long-term disability premium and gross-up payments in connection therewith amounted to: $400 and $311 for Mr. Ferrara; $559 and $337 for Mr. Peterson; $1,615 and $974 for Mr. Knoch; $1,586 and $844 for Ms. Franklin; $476 and $266 for Mr. Tulsiani; and $545 and $304 for Mr. Bair. Mr. Peterson also received 5,783 for a supplemental long-term disability policy and a tax gross-up payment of $3,487 in connection with this policy in 2006 and 2007.

(8)	Mark B. Peterson resigned as President, Chief Executive Officer and as a director of Tollgrade on November 16, 2007.

(9)	In 2007, Mr. Peterson also received a separation payment of $755,211 in connection with his resignation, which consisted of two times his base salary, his average bonus payment over two years, unpaid and accrued vacation time and health benefits for two years pursuant to the terms of his employment agreement and as set forth in his separation and mutual release agreement. The break-down of the payment and material terms of these agreements are described in detail under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements”.

(10)	Ms. Franklin employment with Tollgrade terminated effective as of December 31, 2007.

(11)	Ms. Franklin received a severance payment of $62,065 in connection with termination of her employment, which consisted of fourteen weeks of her base salary, unpaid and accrued vacation time, outplacement fees and benefits pursuant to the terms of a separation and mutual release agreement. The break-down of the payment and material terms of the agreement are described in detail under the heading “Employment Agreement, Separation of Employment and Change-in-Control Agreements”.

(12)	Base salary includes a special payment of $11,538 to Ms. Franklin for her additional job responsibilities with respect to the Sarasota office.

(13)	This amount consists of a $10,000 bonus payment in connection with a special short-term project and a $4,716 bonus payment paid during 2006 in connection with the discretionary MICP payout for the 2005 award year.

(14)	Base salary includes a one-time hazard payment of $4,465.

Grant of Plan-Based Awards
          The table below sets forth certain information concerning plan-based awards during the year ended December 31, 2007 to each of the named executive officers.

								All Other			Grant
					Estimated Future Payouts			Stock	All Other	Exercise	Date Fair
		Estimated Future Payouts Under			Under Equity Incentive			Awards:	Option	or Base	Value of
		Non-Equity Incentive Plan Awards			Plan Awards			No. of	Awards of	Price of	Stock and
		Thres-		Maxi-	Thres-		Maxi-	Shares of	Securities	Option	Option
	Grant	hold	Target	mum	hold	Target	mum	Stock or	Underlying	Awards	Awards
Name	Date	($)(1)	($)(2)	($)(3)	(#)	(#) (4)	(#)	Units (5)	Options (#)	($/Share)	(6)
Joseph A. Ferrara	10/18/07					6,666		3,334			$98,600
	12/13/07								150,000	$7.78	$538,905
									(7)
	—	$8,407	$9,456	$12,609
		(8)	(8)	(8)
Mark B. Peterson	02/15/07					6,666		3,334			$120,000
						(9)		(10)
	—	$26,544	$29,862	$39,817
		(11)	(11)	(11)
Samuel C. Knoch	02/15/07					5,186		2,592			$93,336
	—	$13,115	$14,755	$19,673
Carol M. Franklin	02/15/07					3,704		1,853			$66,684
						(9)		(10)
	—	$7,029	$7,908	$10,544
		(11)	(11)	(11)
Vijay Tulsiani	02/15/07					2,962		1,482			$53,328
						(9)		(10)
	—	$6,319	$7,108	$9,478
		(11)	(11)	(11)
Richard A. Bair	02/15/07					2,962		1,482			$53,328
	—	$6,433	$7,237	$9,649

(1)	Represents the amount payable under the MICP had the Company attained the minimum threshold of targeted net operating income during the 2007 award year. No awards were paid under the MICP for the 2007 award year.

(2)	Represents the amount payable under the MICP had the Company attained 75% of its targeted net operating income during the 2007 award year. No awards were paid under the MICP for the 2007 award year.

(3)	Represents the amount payable under the MICP had the Company attained 100% of its targeted net operating income during the 2007 award year. No awards were paid under the MICP for the 2007 award year.

(4)	The restricted shares will vest on December 31, 2008 based on Tollgrade’s performance over a two year period ending December 31, 2008 so long as Tollgrade meets or exceeds the defined cumulative performance measure. One-half of the number of restricted shares was eligible to but did not vest on the first anniversary of the grant date had Tollgrade met or exceeded an accelerated performance measure.

(5)	The restricted shares vest three years from the date of grant.

(6)	Based on SEC rules, the grant date fair value of each award is computed in accordance with FAS 123(R).

(7)	Mr. Ferrara received a grant of 150,000 stock options in connection with his appointment as Chief Executive Officer and President of Tollgrade. The option grants were made with an exercise price equal to the fair market value of our common stock on the date of grant, are exercisable in equal installments on

December 13, 2008, December 13, 2009 and December 13, 2010, and remain outstanding for a period of ten years.

(8)	Mr. Ferrara became employed by Tollgrade on August 1, 2007. The amount included reflects the pro-rated portion of his potential Incentive Compensation Award under the MICP based upon his service from August 1, 2007.

(9)	Because the recipient is no longer employed by Tollgrade, the recipient is no longer eligible to receive these performance-based restricted shares.

(10)	Although the recipient is no longer employed by Tollgrade, the recipient is eligible to receive a pro-rata number of these time-based restricted shares based on the number of completed month’s service with Tollgrade.

(11)	A participant is not eligible for an award under the MICP if the participant is voluntarily or involuntarily terminated prior to the time of payment of any payout under the MICP. Therefore, as of December 31, 2007, Mr. Peterson and Ms. Franklin were not eligible to receive an award under the MICP even if the minimum threshold and individual objectives had been achieved. Mr. Tulsiani forfeited any award he would have been eligible to receive on February 6, 2008 in connection with termination of his employment.

Outstanding Equity Awards at Fiscal Year-End 2007
          The following table sets forth certain information concerning outstanding equity awards for our named executive officers as of December 31, 2007.

	Option Awards					Share Awards
											Equity
			Equity								Inventive
			Incentive								Plan
			Plan						Equity		Awards:
	No. of	No. of	Awards:						Incentive		Market
	Securities	Securities	No. of						Plan		or Payout
	Underlying	Underlying	Securities					Market	Awards:		Value of
	Unexercised	Unexercised	Underlying			No. of		value of	No. of		Unearned
	Options (#)	Options (#)	Unexercised	Option	Option	Unvested		Unvested	Unearned		Unvested
			Unearned	Exercise	Expiration	Shares		Shares	Unvested		Shares
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date (1)	(#)		($)(2)	Shares (#)		($)(2)
Joseph A. Ferrara						3,334	(3)	$26,739
									6,666	(5)	$53,461
		150,000 (4)		$7.78	12/13/2013

Mark B. Peterson						833	(6)	$6,680
	10,000			$7.56	12/23/2008
	10,000			$7.69	06/22/2009
	3,000			$55.90	12/14/2010
	10,000			$38.00	01/25/2011
	2,000			$28.40	10/11/2011
	15,000			$32.90	12/19/2011
	5,000			$15.84	07/18/2012
	1,500			$9.49	10/24/2012
	3,500			$13.63	12/16/2012
	50,000			$8.85	07/21/2015
	27,250			$8.49	10/10/2015

Samuel C. Knoch						2,592	(7)	$20,788
									5,186	(5)	$41,592
	18,000			$9.81	01/29/2008
	30,000			$7.56	12/23/2008
	3,000			$55.90	12/14/2010
	2,000			$28.40	10/10/2011
	10,000			$32.90	12/19/2011
	1,500			$9.49	10/24/2012
	3,500			$13.63	12/16/2012
	13,760			$8.49	10/10/2015

Carol M. Franklin						514	(8)	$4,090
									3,704	(10)	$29,706
	15,000			$20.53	0/8/20/2011
	5,000			$15.84	07/18/2012
	1,500			$9.49	10/24/2012
	13,760			$8.49	10/10/2015

Vijay Tulsiani						1,482	(9)	$11,886 (9)
									2,962	(10)	$23,755
	7,500			$28.40	10/11/2011
	2,500			$18.23	05/07/2012
	2,500			$15.84	07/18/2012
	5,000			$13.63	12/16/2012
	150			$12.55	03/20/2013
	10,000			$9.45	10/20/2015

	Option Awards					Share Awards
									Equity
			Equity						Inventive
			Incentive						Plan
			Plan					Equity	Awards:
	No. of	No. of	Awards:					Incentive	Market
	Securities	Securities	No. of					Plan	or Payout
	Underlying	Underlying	Securities				Market	Awards:	Value of
	Unexercised	Unexercised	Underlying			No. of	value of	No. of	Unearned
	Options (#)	Options (#)	Unexercised	Option	Option	Unvested	Unvested	Unearned	Unvested
			Unearned	Exercise	Expiration	Shares	Shares	Unvested	Shares
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date (1)	(#)	($)(2)	Shares (#)	($)(2)
Richard A. Bair						1,482 (7)	$11,886
								2,962 (5)	$23,755
	2,500			$159.19	07/13/2010
	10,000			$117.34	08/16/2010
	3,000			$55.90	12/14/2010
	2,000			$28.40	10/11/2011
	5,000			$32.90	12/19/2011
	6,666			$8.49	10/10/2015

(1)	The option expiration date listed is based upon the terms in the initial award; however, options that are exercisable at the time of termination of employment must be exercised within one year from the date of termination. In the case of Mr. Peterson, Ms. Franklin and Mr. Tulsiani, exercisable options will expire November 16, 2008, December 31, 2008 and February 6, 2008, respectively, which is one year from the date of his or her termination with the Company

(2)	Based on SEC rules, the market valuation is based on $8.02, which was the closing price of Tollgrade’s common stock on December 31, 2007.

(3)	The restricted shares vest on October 18, 2010; however, if Mr. Ferrara is involuntarily terminated by Tollgrade without cause prior to that date, he will receive a pro-rated portion based on the number of months of service completed divided by thirty-six (36) multiplied by the number of restricted shares (3,334).

(4)	The option grants were made with an exercise price equal to the fair market value of our common stock on the date of grant, are exercisable in equal installments on December 13, 2008, December 13, 2009 and December 13, 2010, and remain outstanding for a period of ten years. The terms of this grant, other than the vesting dates, are consistent with our previous grants to executive officers.

(5)	The restricted shares will vest on December 31, 2008 if a performance target is met for the two year period ended December 31, 2008. If on December 31, 2007 an accelerated performance target had been met, a total of 3,333 restricted shares would have been eligible to vest on October 18, 2008. This target was not met on December 21, 2007, and therefore, vesting did not occur.

(6)	Mr. Peterson’s employment was terminated on November 16, 2007; therefore, Mr. Peterson’s restricted share award reflects the pro-rated number of restricted shares that he is eligible to receive on February 15, 2010 based on nine months of service with Tollgrade.

(7)	The restricted shares will vest on February 15, 2010; however, if the recipient is involuntarily terminated by Tollgrade without cause prior to that date, the recipient will receive a pro-rated portion based on the number of months of service completed divided by thirty-six (36) multiplied by the number of restricted shares subject to this time-based condition.

(8)	Ms. Franklin’s employment was terminated as of December 31, 2007; therefore, Ms. Franklin’s award reflects the pro-rated number of restricted shares that she is eligible to receive on February 15, 2010 based on ten months of service with Tollgrade.

(9)	Mr. Tulsiani was eligible for the full amount of the award reflected in the table as of December 31, 2007; however, Mr. Tulsiani’s employment was terminated on February 6, 2008; therefore, Mr. Tulsiani will be eligible to receive 453 restricted shares on February 15, 2010, based on eleven months of completed service, which would be valued at $3,617.

(10)	Because the recipient is no longer employed by Tollgrade, the recipient is not eligible to receive these performance-based restricted shares.

Option Exercises and Stock Vested
          There were no exercises of stock options or vesting of stock awards during the year ended December 31, 2007 for any of the named executive officers.
EMPLOYMENT AGREEMENTS, SEPARATION OF EMPLOYMENT AND CHANGE-
IN-CONTROL AGREEMENTS
Agreements with Mark B. Peterson
Employment Agreement
          Effective May 31, 2005, we entered into an employment agreement with Mr. Peterson. The agreement had an initial term that would have expired on December 31, 2007. On January 24, 2007, the agreement was extended by an amendment through December 31, 2009, which automatically extended for successive additional terms of one year, unless terminated by us or Mr. Peterson. Mr. Peterson resigned from Tollgrade as of November 16, 2007.
          Pursuant to the terms of the employment agreement, Tollgrade could terminate Mr. Peterson’s employment for “cause for termination” (as defined in the agreement) after giving Mr. Peterson 15 days to correct the act or acts constituting cause for termination, and Mr. Peterson could terminate his employment with us at any time for “good reason for termination” (as defined in the agreement) after giving us 15 days to correct the conditions constituting good reason for termination.
          The agreement provided Mr. Peterson with an annual base salary of $315,000, with increases or decreases from time to time as the Compensation Committee may determine, subject to mandatory annual increases based on the average percentage increase in base salary, if any, approved for the senior leadership team, as provided for in the agreement. Mr. Peterson was also entitled to receive annual bonuses based upon achievement of performance objectives established by the Compensation Committee pursuant to the MICP at the level specified for the chief executive officer. While serving as chief executive officer during the term of the agreement, we agreed to nominate Mr. Peterson on the management slate of Board of Director candidates and to recommend to shareholders that Mr. Peterson be elected to the Board.
          The agreement provided for certain severance payments upon termination of Mr. Peterson’s employment. Payments vary depending upon the circumstances of termination. The terms of his particular severance arrangement are described immediately below under the sub-heading “Separation and Mutual Release Agreement”.
          If the agreement was permitted to expire by its own terms after either party gave the required notice, then Mr. Peterson would have been entitled to receive the annual bonus discussed above, if any, for the last year of his employment. If Mr. Peterson’s employment was terminated because of his death or his “disability” or “retirement” (each as defined in the agreement), Mr. Peterson or his estate would have been entitled to receive a pro-rata portion (i.e. a proportional share), based upon the number of months of Mr. Peterson’s employment during the year of termination, of any annual bonus program or agreement in effect for the year of termination based upon the then projected achievement of performance objectives for such year.

          If, during the term of the agreement and within six months before a “change-in-control” (as defined in the agreement) or three years after a change-in-control, Mr. Peterson’s employment was terminated for any reason (excluding termination by us for cause, termination by reason of Mr. Peterson’s death, disability or retirement, or termination by Mr. Peterson for other than good reason for termination), Mr. Peterson was entitled to receive a severance payment of three times the sum of:
(i) the greater of (a) his annual base salary in effect when the termination occurred or (b) his annual base salary in effect when the change-in-control occurred, plus
(ii) the greater of (a) his average annual cash bonus or incentive award for the two calendar years before the date of termination or (b) his average annual cash bonus or incentive award for the two calendar years before the date of the change-in-control.
If Mr. Peterson was terminated for good reason, the date before the date that gave rise to the termination for good reason would have been used instead of the date of termination
          In addition, Mr. Peterson was entitled to receive payment of reasonable executive outplacement agency fees for a period not to exceed two years, the continuation of certain medical, pension and other benefits for a three-year period (including tax gross-up of disability premiums) and accelerated vesting of options.
          Mr. Peterson was also eligible to receive certain change-in-control payments pursuant to the terms of his employment agreement. A change-in-control would include:
•	Any person (with certain exceptions) becomes the beneficial owner of more than thirty-five (35%) percent of our combined voting power, or

•	Our shareholders approve a liquidation, sale or disposition or all or substantially all of our assets, a merger, consolidation or reorganization of Tollgrade with any other company unless the shareholders of Tollgrade immediately prior to the transaction will own at least sixty-five (65%) percent of the combined voting power of Tollgrade or the surviving or resulting entity immediately after the transaction.
          A change-in-control would not include:
•	A restructuring, reorganization, merger or other change in the capitalization of Tollgrade in which the owners of Tollgrade immediately prior to the transaction will maintain more than sixty-five (65%) percent of the combined voting power of Tollgrade or the surviving or resulting entity immediately after the transaction, or

•	A transaction in which Mr. Peterson is part of the purchasing group that causes a change-in-control of Tollgrade.
          Although Mr. Peterson is no longer an employee of Tollgrade, his employment agreement provides him with certain payments if a change-in-control occurs on or before May 16, 2008. The amount he is eligible to receive is then reduced by the amount of his severance (described below under the sub-heading “Separation and Mutual Release Agreement”). In the event of a change-in-control, if we assume these payments were triggered as of December 31, 2007, the following table provides an estimate of the amount payable to Mr. Peterson.

Base Salary ($335,157) x 3	$1,005,471
Average Bonus Payment for 2006 ($0) and 2007 ($0) x 3	—
Estimated Annual Benefits ($12,000) x 3	$36,000
Estimated Annual Outplacement Fees (15% of base salary)	$50,274
Acceleration of Options Based on Closing Stock Price on December 31, 2007 and Number of Options Outstanding as of Fiscal Year End 2007	—
Annual Disability Premium ($5,783) x 3 plus Total Tax Gross-up Payment ($10,458)	$27,807
Less Separation Payments	$(755,211)

Total:	$364,341

          If any payment or payments due to Mr. Peterson pursuant to the agreement resulted in an excise tax being imposed on Mr. Peterson pursuant to Section 4999 of the Code, or any successor federal taxing provision to such Section 4999 (an “Excise Tax”), Tollgrade would also be obligated to pay a gross-up payment to Mr. Peterson each time a payment was made to him. The gross-up payment is for any amount Mr. Peterson paid for taxes (including any interest or penalties imposed with respect to the taxes), including, without limitation, any income taxes and Excise Tax imposed upon the gross-up payment, and will be equal to the Excise Tax imposed upon any payments under the agreement. Furthermore, the parties agreed that the agreement was intended to avoid additional federal income tax pursuant to Section 409A of the Code. Therefore, the parties agreed that the provisions of the agreement would be interpreted consistent with this intention, and the Board of Directors and Mr. Peterson would modify the agreement, retroactively or otherwise, to the extent deemed advisable to prevent the application of Section 409A of the Code.
Separation and Mutual Release Agreement
          Effective November 16, 2007, Mr. Peterson resigned as chief executive officer, president and director of Tollgrade. In connection with his separation from Tollgrade, Mr. Peterson and Tollgrade entered into a separation and mutual release agreement dated as of November 16, 2007.
          Consistent with the terms of Mr. Peterson’s employment agreement, he received the following amounts:

Unpaid portion of his full base salary through November 16, 2007 and all accrued but unused vacation time	$31,013
Two (2) multiplied by base salary ($335,157)	$670,314
Two (2) multiplied by the average annual cash award for 2005 and 2006	$14,176
Medical, dental, vision and long-term disability benefits and related gross-up payments for two years (estimate)	$39,708

Total:	$755,211

          Mr. Peterson is also eligible to remain on Tollgrade’s medical benefits for two years, executive outplacement assistance, director and officer indemnification and insurance (including applicable tax gross-up payments) as may be required in connection with his separation. Mr. Peterson is also eligible to receive reimbursement of any termination fees in connection with any voice or data plan used for business purposes during his employment.
          In exchange for these payments, Mr. Peterson agreed to a two-year standstill agreement that extends until November 16, 2009. During this time, Mr. Peterson agrees not to:
•	acquire or offer to acquire more than five percent of Tollgrade’s common stock,

•	have any involvement, directly or indirectly, in any merger, consolidation, business combination, asset purchase (other than routine purchases in the ordinary course of business) or other similar transaction with Tollgrade or its affiliates,

•	solicit proxies and other similar activities,

•	be involved in a partnership or “group” as defined in the Exchange Act with respect to Tollgrade’s common stock or otherwise act in any manner to influence the management, Board or policies of Tollgrade or seek a position on the Board, or

•	other similar behavior.
          Mr. Peterson and Tollgrade also entered into standard mutual release and covenant not to sue, non-disparagement, and representations and warranties relating to execution of the agreement. As required by Mr. Peterson’s employment agreement, Mr. Peterson agreed to confidentiality, non-compete, non-solicitation and other restrictions contained in his employment agreement. Namely, the agreement requires Mr. Peterson not to (i) disclose confidential information (as defined in the agreement), (ii) compete with Tollgrade for two years after termination of his employment plus any amount of time he violates this provision, (iii) solicit any customers or suppliers or any employees of Tollgrade for the same period described in (ii). In addition, Tollgrade retains any copyrights and all rights relating to any works or inventions prepared by Mr. Peterson during his employment. Mr. Peterson also agreed to promptly return all corporate property.
Severance Agreement with Joseph A. Ferrara
          In connection with Mr. Ferrara’s initial offer of employment, Tollgrade entered into a severance agreement with Mr. Ferrara as of August 1, 2007 that provides Mr. Ferrara with certain payments if he is terminated without cause. Pursuant to the terms of the severance agreement, if Mr. Ferrara is terminated without cause, Mr. Ferrara is entitled to receive his highest base salary while employed by Tollgrade (excluding bonuses, commissions or other amounts) for twelve months after his termination. Based on Mr. Ferrara’s salary on December 31, 2007, he would be entitled to receive salary continuation payments in the aggregate amount of $350,000. Tollgrade is also a party to a change-in-control agreement with Mr. Ferrara, the terms of which are described below under the sub-heading “Change-in-Control Agreements”. If Mr. Ferrara is entitled to receive payments pursuant to the severance agreement and the change-in-control agreement, the severance agreement provides that Mr. Ferrara will receive the higher of the two amounts. Tollgrade intends to enter into an employment agreement with Mr. Ferrara in connection with his appointment as president and chief executive officer during November 2007 but has not finalized the terms of his agreement.
Separation and Mutual Release Agreements with Other Named Executive Officers
          Tollgrade also entered into separation and mutual release agreements with two other named executive officers in 2008.
•	Effective December 31, 2007, Ms. Franklin’s employment was terminated. In connection with her separation from Tollgrade, Ms. Franklin and Tollgrade entered into a separation and mutual release agreement dated as of January 7, 2008.

•	Effective February 6, 2008, Mr. Tulsiani’s employment was terminated. In connection with his separation from Tollgrade, Mr. Tulsiani and Tollgrade entered into a separation and mutual release agreement dated as of February 15, 2008.
          Pursuant to the terms of these agreements, Tollgrade agreed to pay the following amounts:

	Carol M. Franklin	Vijay Tulsiani
14 weeks severance (base salary)	$53,765	$48,328
Accrued but unused vacation time	$ 5,424	$ 2,330
Medical, dental and vision insurance benefits	$ 1,376 (14 weeks)	$ 4,173 (until 6/30/08)
Executive outplacement fees of up to $1,500	$ 1,500	$ 1,500
Total:	$62,065	$56,331
          In exchange for these payments, these agreements contain a one-year standstill provision, which is the same provision described in Mr. Peterson’s separation and mutual release agreement. Each agreement also contains a standard mutual release and covenant not to sue, non-disparagement, and representations and warranties relating to execution of the agreement. Pursuant to the terms of this agreement, Ms. Franklin agrees not to compete with Tollgrade for nine months after termination of her employment and Mr. Tulsiani agrees not to compete with Tollgrade for six months after termination of his employment. Each agreement also reaffirms the individual’s obligations pursuant to his or her non-disclosure and non-competition agreement (“NDNC Agreement”) that was entered into in connection with his or her employment. Namely, the NDNC Agreement contains confidentiality and retention of intellectual property provisions that survive termination of employment and states that the individual will not solicit any employees of Tollgrade for the one year period following termination of his or her employment. Ms. Franklin and Mr. Tulsiani also agreed to promptly return all corporate property.
Change-in-Control Agreements
          Tollgrade has entered into change-in-control agreements with each of its named executive officers (other than Mr. Peterson). These agreements are not employment agreements and do not guarantee the continuation of employment for any particular period of time. Each agreement provides for certain severance payments to the relevant named executive officer upon termination of employment as a result of a change-in-control (as defined in the agreement) of

Tollgrade. As used in these agreements, “change-in-control” is defined the same way as it is defined in Mr. Peterson’s employment agreement as described above.
          If within six months before a change-in-control or three years after a change-in-control, a named executive officer’s employment is terminated by Tollgrade other than “for good reason” (as defined in the agreements), the named executive officer is entitled to a severance payment from Tollgrade of a maximum of two times the sum of:
(i)	the named executive officer’s annual base salary at the time of the change-in-control, plus

(ii)	the average annual cash award received by the named executive officer as incentive compensation or bonus for the two calendar years preceding the time of termination or change-in-control.
The named executive officers are also entitled to receive reasonable executive agency outplacement fees for a period of no more than two years and the continuation of medical and medical benefits for two years.
          Each change-in-control agreement contains a non-competition provision that prevents the individual from directly or indirectly engaging or participating in or otherwise being connected with a competing business for a period of up to two years plus the amount of time the individual violates this non-compete restriction. A competing business would generally include any business or selling or attempting to sell any product or service that competes with Tollgrade’s products or services.
          Assuming these payments were triggered as of December 31, 2007, the following table provides an estimate of the amount payable to each named executive officer with a change-in-control agreement.

	Joseph A.	Samuel C.	Carol M.	Vijay Tulsiani	Richard A.
	Ferrara	Knoch	Franklin (1)	(2)	Bair
Annual Base Salary as of December 31, 2007 multiplied by 2	$700,000	$425,823	$399,397	$359,006	$365,505
Average Bonus Payment for 2006 and 2007 multiplied by 2	—	—	—	—	—
Est. Annual Benefits ($12,000) multiplied by 2	$24,000	$24,000	$24,000	$24,000	$24,000
Est. Annual Executive Outplacement Fees (not to exceed 15% of base salary)	$52,500	$31,937	$29,955	$26,925	$27,413
Acceleration of Options Based on Closing Stock Price on December 31, 2007 and Number of Options Outstanding as of Fiscal Year End 2007	$36,000	—	—	—	—

Total:	$812,500	$481,760	$453,352	$409,931	$416,918

(1)	Ms. Franklin’s employment was terminated as of December 31, 2007.

(2)	Mr. Tulsiani’s employment was terminated on February 6, 2008.

DIRECTOR COMPENSATION

						Change in
					Non-	Pension Value
		Fees			Equity	and
		Earned			Incentive	Nonqualified	All Other
		or Paid	Stock	Option	Plan	Deferred	Compen-
Non-Employee		in Cash	Awards	Awards	Compen-	Compensation	sation
Director Name	Year	($)	($)	($)	sation ($)	Earnings	($)
James J. Barnes	2007	72,000	20,009	—	—	N/A	92,009
	2006	52,687	—	—	—	N/A	52,687
Daniel P. Barry	2007	111,500	40,017	—	—	N/A	151,517
	2006	85,211	—	—	—	N/A	85,211
David S. Egan	2007	63,000	20,009	—	—	N/A	83,009
	2006	47,382	—	—	—	N/A	47,382
Richard H. Heibel, M.D.	2007	72,500	20,009	—	—	N/A	92,509
	2006	51,048	—	—	—	N/A	51,048
Robert W. Kampmeinert	2007	52,000	20,009	—	—	N/A	72,009
	2006	39,132	—	—	—	N/A	39,132
Brian C. Mullins	2007	77,500	20,009	—	—	N/A	97,509
	2006	60,325	—	—	—	N/A	60,325
Non-Employee Director Fees
          Since September 21, 2006, non-employee directors receive an annual retainer of $30,000, a fee of $1,250 for attendance at each Board meeting and a fee of $1,000 for attendance at each committee meeting. In addition, a non-executive Chairman of the Board receives an additional annual retainer of $30,000, the Chairman of the Audit Committee receives an additional annual retainer of $12,500, the Chairman of the Compensation Committee receives an additional annual retainer of $10,000 and the Chairman of the Corporate Governance and Investment Committees each receive an additional annual retainer of $7,500.
          Prior to September 21, 2006, non-employee directors received an annual retainer of $16,000, a fee of $1,000 for attendance at each Board meeting and a fee of $750 for attendance at each committee meeting. In addition, a non-executive Chairman of the Board received an additional annual retainer of $24,000, the Chairman of the Audit Committee received an additional annual retainer of $10,000, the Chairman of the Compensation Committee received an additional annual retainer of $8,000 and the Chairman of the Corporate Governance and Investment Committees each received an additional annual retainer of $6,000.
Non-Employee Director Equity Grants
          In October 2005, the Board provided that each year the non-employee directors (other than the Chairman) would be entitled to receive a grant of non-qualified stock options in the amount of 5,000 shares of common stock and the Chairman would be entitled to receive a grant of non-qualified stock options in the amount of 10,000 shares of common stock. In December 2006, the Board of Directors suspended this practice of granting non-qualified stock options in contemplation of approving restricted shares in 2007.
          On February 8, 2007, the Compensation Committee approved a grant of 3,332 restricted shares to the Chairman of the Board of Directors and 1,666 restricted shares to the other non-employee directors. The amounts of the restricted share grants were intended to approximate the Black-Scholes value on the date of grant of previous non-qualified stock option grants to the Chairman and other non-employee directors. The restricted shares had a one-year vesting period and vested on February 8, 2008.

          On January 28, 2008, the Compensation Committee approved a grant of either non-qualified stock options in the amount historically granted (10,000 for Chairman or 5,000 for other non-employee directors), or, restricted shares in an amount that approximated the Black-Sholes value of the non-qualified stock option grant (4,926 for Chairman or 2,463 for other non-employee directors). The Compensation Committee determined that since both forms of equity had the same cost impact on the Company and had previously been granted to non-employee directors, it was appropriate for the recipient to have a choice between non-qualified stock options and restricted shares on the date of grant. All except one member of the Board of Directors elected to receive non-qualified stock options. The remaining non-employee director elected to receive restricted shares.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information as to the beneficial ownership of our common stock as of January 31, 2008 by: (i) each director and director nominee; (ii) each of the named executive officers named in the Summary Compensation Table; (iii) each other person who is known by us to beneficially own 5% or more of our common stock; and (iv) all directors and executive officers as a group. The information in the table concerning beneficial ownership is based upon information furnished to Tollgrade by or on behalf of the persons named in the table.

			PERCENTAGE OF
NAME AND ADDRESS OF	AMOUNT AND NATURE OF		COMMON STOCK
BENEFICIAL OWNER (1)	BENEFICIAL OWNERSHIP (2)		OUTSTANDING (3)
Richard A. Bair	33,610	(4)(5)	*

James J. Barnes	41,129	(4)(6)	*

Daniel P. Barry	78,832	(4)(6)	*

David S. Egan	58,166	(4)(6)	*

Joseph A. Ferrara	10,000	(5)	*

Carol M. Franklin	35,774	(4)(5)	*

Richard H. Heibel	129,875	(4)(6)(7)	*

Robert W. Kampmeinert	74,666	(4)(6)(8)	*

Samuel C. Knoch	71,538	(4)(5)	*

Brian C. Mullins	28,216	(4)(6)(9)	*

Mark B. Peterson	138,353	(4)	*

Vijay Tulsiani	28,760	(4)(5)	*

All directors and executive officers as a group (17 persons)	831,487	(4)(5)	6.29%

Other Principal Shareholders:

Dimensional Fund Advisors LP	1,148,826	(10)	8.69%
1299 Ocean Avenue Santa Monica, CA 90401

Royce & Associates, LLC	1,148,719	(11)	8.69%
1414 Avenue of the Americas New York, NY 10019

Renaissance Technologies LLC	759,000	(12)	5.74%
800 Third Avenue New York, NY 10022

*	Less than 1%

(1)	If not provided above, the address of listed shareholders is c/o Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024.

(2)	Under regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite his name. The inclusion of any shares of stock deemed to be beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	In computing the percentage ownership of any person, the number of shares outstanding includes 13,219,705 shares of common stock outstanding as of January 31, 2008, plus any shares subject to outstanding stock options that were exercisable within 60 days after January 31, 2008, held by the person or persons in question.

(4)	Includes options that were exercisable on or within 60 days of January 31, 2008, issued to the following persons and for the following amounts: Richard A. Bair, 29,166; James J. Barnes, 30,000; Daniel P. Barry, 69,000; David S. Egan, 54,000; Carol M. Franklin, 35,260; Dr. Richard H. Heibel, 59,000; Robert W. Kampmeinert, 53,000; Samuel C. Knoch, 63,760; Brian C. Mullins, 25,000; Mark B. Peterson, 137,520; Vijay Tulsiani, 24,316; and all other executive officers as a group, 102,568.

(5)	Includes restricted shares that vest 1/3rd on February 15, 2010 and 2/3rds may vest on December 31, 2008 (of which half were eligible to, but did not vest, on February 15, 2008) if certain performance components are met to the following individuals in the following amounts: Bair, 4,444; Knoch, 7,778; Tulsiani, 4,444; and all other executive officers as a group 16,668. Mr. Ferrara received a grant of 10,000 restricted shares with the same vesting schedule, except that 1/3rd is eligible to vest on October 18, 2010 instead of February 15, 2008. Mr. Peterson and Ms. Franklin have 833 and 514 restricted shares, respectively, that will vest of February 15, 2010. A holder of restricted shares has the power to vote the shares but does not have dispositive power of the shares until they vest.

(6)	Includes restricted shares that vest on February 8, 2008 issued to the following individuals in the following amounts: Barnes, 1,666; Barry, 3,332; Egan, 1,666; Heibel, 1,666; Kampmeinert, 1,666; and Mullins, 1,666. Mr. Barnes also has 2,463 restricted shares that vest on January 28, 2009. A holder of restricted shares has the power to vote the shares but does not have dispositive power of the shares until they vest.

(7)	Includes 32,246 shares held by the spouse of Dr. Heibel, as to which shares Dr. Heibel shares voting and dispositive power.

(8)	Includes 15,000 shares held by Janney Montgomery & Scott LLC, of which Mr. Kampmeinert is Chairman; voting and disposition of such shares are administered by senior management and Mr. Kampmeinert has no authority to direct the voting or disposition of such shares and disclaims beneficial ownership thereof.

(9)	Includes 550 shares held by the spouse of Mr. Mullins, as to which shares Mr. Mullins has disclaimed beneficial ownership.

(10)	Information taken solely from the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) on February 6, 2008 reflecting ownership of our common stock as of December 31, 2007. The filing reflects that Dimensional Fund Advisors LP has sole voting and dispositive power over 1,148,826 shares. The filing also reflects that Dimensional Fund Advisors LP is an investment advisor that furnishes investment advice to four investment companies, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. The filing also reflects that Dimensional disclaims beneficial ownership of all such securities.

(11)	Information taken solely from the Schedule 13G/A filed with the SEC on February 1, 2008 reflecting ownership of our common stock as of December 31, 2007. The filing reflects that Royce & Associates, LLC has sole voting and dispositive power over 1,148,719 shares. The filing also reflects that various accounts managed by Royce Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer.

(12)	Information taken solely from the Schedule 13G filed with the SEC on February 13, 2008 reflecting ownership of our common stock as of December 31, 2007. The filing indicates that it was filed pursuant to a joint filing agreement between Renaissance Technologies LLC (“RTC”) and James H. Simon. The filing reflects that RTC beneficially owns, by virtue of Mr. Simon’s position as a control person of RTC, 759,000 shares. RTC and Mr. Simon have sole voting power over 745,350 shares and sole dispositive power over 759,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of our common stock (collectively, the “Section 16 Persons”) to file with the SEC and Nasdaq initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based solely upon our review of the copies of such forms we have received, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, we believe that for our year ended December 31, 2007, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them other than two Forms 3, which were filed late. The Forms 3 were required to be filed in connection with promotions for R. Joseph Fink and Grant Cushny that made each individual a Section 16 Person.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Policy
          On January 23, 2007, the Board of Directors approved a Statement of Policy with Respect to Related Party Transactions, a copy of which is available on our website at www.tollgrade.com under the tab “Public & Investors/Governance.” The policy sets forth our procedures with respect to the monitoring, review, approval and ratification of related party transactions (as defined in the policy).
          Tollgrade recognizes that related party transactions can present potential or actual conflicts of interest and may raise questions about whether those transactions are consistent with the best interests of Tollgrade and its shareholders. As a general matter, it is our policy to avoid or minimize related party transactions; however, we recognize that there are situations where related party transactions may be consistent with the best interests of Tollgrade and its shareholders.
          The definition of “related party transaction” excludes transactions available to all employees generally, transactions involving less than $5,000 when aggregated with all similar transactions, or the related party’s interest arises solely from the ownership of our common stock and the holders of our common stock receive the same benefit on a pro-rata basis (i.e. dividends).
          Pursuant to this policy, the Board of Directors determined that the Audit Committee of the Board is best suited to monitor, review, approve and/or ratify related party transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management will disclose and make a recommendation with respect to any proposed related party transactions for that calendar year, if any, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee will approve or disapprove the related party transactions and at each subsequently scheduled meeting, management will update the Audit Committee as to any material change to those proposed transactions.
          In the event management recommends any further related party transactions after the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee. If ratification does not occur, management must make all reasonable efforts to cancel or rescind the transaction. If a related party transaction is ongoing or completed and it is disapproved by the Audit Committee, the Audit Committee will consider the impact on any director’s independence and evaluate the circumstances of the transaction to determine if termination, rescission, disciplinary action or changes to this policy are appropriate.

          The Audit Committee will consider the relevant facts and circumstances of the transaction including (if applicable) but not limited to: (i) the benefits to Tollgrade, (ii) the impact on any director’s independence, (iii) the availability of other sources for comparable products or services, (iv) the terms of the transaction, (v) the terms available to unrelated third parties or to employees generally, and (vi) whether the potential transaction is consistent with the Code of Ethics and Code of Business Conduct. The Audit Committee is authorized to approve those related party transactions that are in or are not inconsistent with the best interests of Tollgrade and its shareholders and that are consistent with the Code of Ethics and Code of Business Conduct. Other related party transactions should be disapproved by the Audit Committee and should not be entered into.
          No director may participate in any review, discussion or approval of a related party transaction for which he or she is a related party, except that the director must provide all material information concerning the related party transaction to the Audit Committee.
          If a related party transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.
Related Party Transactions
          Tollgrade did not enter into any related party transactions in 2007; however, Tollgrade remained a party to a related party transaction approved in July 2001 until it was terminated on September 7, 2007. Specifically, Gregory Quiggle was hired as Executive Vice President of Marketing on August 1, 2001. In connection with the recruitment of Mr. Quiggle, Tollgrade made a loan to Mr. Quiggle in the amount of $210,000 pursuant to a Promissory Note (the “Note”) with interest accruing at 5% per annum with repayment required in various conditions, including without limitation, upon termination of employment, but in no event later than May 20, 2008. The Note became due and payable on September 7, 2007 in connection with the termination of Mr. Quiggle’s employment. The loan was repaid to Tollgrade in full during 2007, consisting of approximately $138,000 in principal payments and $5,000 in interest payments.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2008. PwC or its predecessor, Coopers & Lybrand, LLP, has served as our independent registered public accounting firm since our initial public offering in 1995. A representative of PwC will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.
          The shareholders are asked to ratify the appointment of PwC as the independent registered public accounting firm for Tollgrade for the year ending December 31, 2008.
          As of May 2003, the Audit Committee has required that all non-audit services to be performed by outside independent registered public accounting firms be approved in advance by the Committee, and in October 2003, the Audit Committee Charter was amended to that effect.
          The following are the fees and expenses of PwC for services rendered for the years ended December 31, 2006 and 2007:

Applicable Fees	Year ended December 31, 2006	Year ended December 31, 2007
Audit Fees	$545,200	$683,800
Audit-Related Fees	$0	$145,000
Tax Fees	$21,650	$28,970
All Other Fees	$0	$0

Total PwC Fees	$566,850	$857,770

          “Audit Fees” consisted of fees and expenses for professional services rendered by PwC for the audit of our annual financial statements for the years ended December 31, 2006 and 2007, the reviews of financial statements included in our quarterly reports on Form 10-Q during the years ended December 31, 2006 and 2007 and other services normally provided in connection with regulatory filings, including fees in connection with the audit of our internal controls.
          “Audit-Related Fees” consisted of fees and expenses for audit-related services rendered by PwC for the year ended December 31, 2007 in connection with an acquisition by the Company.
          “Tax Fees” consisted of fees and expenses for professional services rendered to us by PwC for tax compliance, tax advice and tax planning for the years ended December 31, 2006 and 2007.
          All audit and non-audit services provided by PwC in 2006 and 2007 were approved in advance by the Audit Committee, and no fees were paid in 2006 or 2007 under a de minimus exception that waives pre-approval for certain non-audit services.
Vote Required and Board of Directors Recommendation
          The affirmative vote of a majority of the votes cast by holders of common stock entitled to vote at the Annual Meeting, at which a quorum is present either in person or by proxy, is required for approval of this proposal. Unless otherwise instructed, the persons named in the accompanying proxy will vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2008.
          In the event ratification by the holders of the appointment of PwC as our independent registered public accounting firm is not obtained, the Audit Committee of the Board will reconsider such appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such change would be in Tollgrade’s and the shareholder’s best interests.
The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PwC as our independent registered public accounting firm for the year ending December 31, 2008

OTHER BUSINESS
          The Board of Directors does not know at this time of any other matter or further business that may come before the Annual Meeting, but, if any such matters should hereafter become known or determined and be properly brought before such meeting for action, the proxy holders will vote upon the same according to their discretion and best judgment.
SHAREHOLDER PROPOSALS
          For shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act to be presented at our 2009 Annual Meeting and included in our proxy statement, such proposals must be submitted and received by the Secretary of Tollgrade at our principal offices, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024, no later than December 14, 2008.
          In addition, Section 3.17 of our By-laws requires that any shareholder intending to present a proposal for action at an annual meeting must give written notice of the proposal to the Secretary of Tollgrade, containing the information specified in Section 3.17, not later than the 60th day nor earlier than the close of business on the 120th day prior to the anniversary date of Tollgrade’s proxy statement for the annual meeting for the previous year, or not later than February 12, 2009 and not earlier than December 14, 2008 for our 2009 Annual Meeting.
ELECTRONIC DELIVERY OF PROXY MATERIALS
          For our 2009 Annual Meeting, shareholders who own shares registered in their name (instead of through a bank, broker or other nominee) may contact BNY Mellon Shareowner Services to choose to receive electronic access to our Annual Report and proxy statement rather than receiving paper copies of these documents in the mail. Directions for requesting electronic access are available on the enclosed proxy card and by logging into Investor ServicesDirect® at www.bnymellon.com/shareowner/isd. Shareowners electing this option will receive email notification when the Annual Report and proxy statement are available, with electronic links to access the documents and instructions on how to vote shares via the Internet. Your election to receive electronic access will remain in effect until you revoke it by sending a written request that you wish to resume paper delivery of these documents by mail, such request to be received no later than two weeks prior to the record date for any subsequent annual meeting, to: Investor Relations Department, Tollgrade Communications, Inc., 493 Nixon Road, Cheswick, Pennsylvania 15024. Shareholders who own their shares through a bank, broker or other nominee should follow the instructions provided by that entity if they wish to obtain electronic access to our Annual Report and proxy statement.

							Please Mark Here for Address Change or Comments	☐

							SEE REVERSE SIDE

						FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	Election of directors for a term expiring in 2009:	FOR all nominees (except as indicated) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

	01 Daniel P. Barry 02 David S. Egan 03 Joseph A. Ferrara			3.	In his or her discretion, the Proxy is authorized to vote upon such other business as may be properly brought before this meeting.
					Check box if you plan to attend meeting.		☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the names of such nominee(s) in the space provided:

Signature			Signature		Date			, 2008
Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, Corporate Official, etc. full title as such should be shown. For joint account, each joint owner should sign.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET http://www.proxyvoting.com/tlgd Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

TOLLGRADE COMMUNICATIONS, INC.

2008 ANNUAL MEETING OF SHAREHOLDERS
The undersigned does hereby appoint Joseph A. Ferrara and Sara M. Antol, or any one of them, Proxies for the undersigned with full power of substitution to vote at the Annual Meeting of the Shareholders of Tollgrade Communications, Inc. (the “Company”) to be held on May 13, 2008 and at any and all adjournments of said meeting, all the shares of Common Stock of the Company that the undersigned may be entitled to vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

This proxy is solicited on behalf of the Board of Directors of the Company.

(over)

Address Change/Comments (Mark the corresponding box on the reverse side)

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